Exhibit 7

Audited consolidated financial statements of Japan Bank for International Cooperation and its subsidiaries (the “JBIC Group”) as of and for the fiscal years ended March 31, 2019 and 2018 prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”).*

*

Audited consolidated financial statements of the JBIC Group as of and for the fiscal years ended March 31, 2019 and 2018 prepared in accordance with IFRS are being disclosed for reference purposes in order to improve comparability with other issuers outside of Japan. The registrant’s financial statements for reporting purposes are prepared in accordance with Japanese GAAP (see Exhibit 2).

Independent auditor’s report

The Board of Directors

Japan Bank for International Cooperation

Report on the audit of the consolidated financial statements

Opinion

We have audited the consolidated financial statements of Japan Bank for International Cooperation and its subsidiaries (the Group), which comprise the consolidated statements of financial position as at March 31, 2019 and 2018, and the consolidated income statements, the consolidated statements of comprehensive income, the consolidated statements of changes in equity and the consolidated statements of cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Group as at March 31, 2019 and 2018 and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRSs) issued by the International Accounting Standards Board (IASB).

Basis for opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report. We are independent of the Group in accordance with the International Code of Ethics for Professional Accountants (including International Independence Standards) (IESBA Code) together with the ethical requirements that are relevant to our audit of the consolidated financial statements in Japan, and we have fulfilled our other ethical responsibilities in accordance with these requirements and the IESBA Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key audit matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements for the year ended March 31, 2019. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. For each matter below, our description of how our audit addressed the matter is provided in that context.

We have fulfilled the responsibilities described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report, including in relation to these matters. Accordingly, our audit included the performance of procedures designed to respond to our assessment of the risks of material misstatement of the consolidated financial statements. The results of our audit procedures, including the procedures performed to address the matters below, provide the basis for our audit opinion on the accompanying consolidated financial statements.

Key audit matter	How our audit addressed the key audit matter
Impairment assessment of loans and other receivables

The Group’s loan portfolio is characterized by a significant portion of long-term loans and loans that entail sovereign and country risks. The Group conducts credit risk management, which takes into account mechanisms for securing assets under an international supporting framework, such as the Paris Club, which is a unique framework of debt management by official creditors.

We evaluated the design and tested the operating effectiveness of internal controls for the following processes:

- Self-assessment of asset quality; and

- Impairment assessment of loans and other receivables

On April 1, 2018, the Group adopted IFRS 9 Financial Instruments (“IFRS 9”). IFRS 9 introduces the expected credit loss (“ECL”) model, which is a new model for recognition of impairment losses. IFRS 9 outlines a “three-stage” model for impairment based on changes in credit quality since initial recognition.

As of March 31, 2019, the Group reported gross loans and other receivables of ¥13,514 billion and recorded an allowance for loan losses of ¥216 billion.

The assessment of the impairment of loans and other receivables involves significant judgment by management. This includes, but is not limited to, management’s self-assessment of the quality of loans, which is a process to determine the credit rating and risk of the debtor, including assumptions used in the discounted cash flow method for loans assessed individually which are classified as Stage 3. The ECL measurement of loans classified as Stage 1 or Stage 2 involves certain management assumptions, including the determination of a significant increase in credit risk, use of forward-looking macroeconomic information and inputs such as probability of default and loss given default (“LGD”).

We considered the assessment of impairment of loans and other receivables as a key audit matter, due to the significance of its potential impact on the Group’s consolidated financial statements and the uncertainty in the estimates.

Management discloses information about credit risk in Note 38 “Financial Risk Management” as well as the details of the allowance for loan losses in Note 11 “Loans and Other Receivables” and impairment losses in Note 29 “Impairment Losses on Financial Assets”, respectively.

In addition, we performed the following substantive procedures:

- For the self-assessment of asset quality, we reviewed the Group’s self-assessment files, analyzed debtors’ financial information and examined the consistency with the external information to assess whether management identifies the occurrence of loss events and recognizes the impairment losses in a timely manner. When selecting samples, we considered the macroeconomic factors and industry trends. Our sample selection considered debtors with higher credit risk which are covered by management’s monitoring. We also made inquiries to the relevant Finance Groups and Country Credit Department and reviewed related information to assess the financial condition of the debtors. In addition, we compared internal ratings on sovereign loans with external credit ratings. We discussed the credit quality of certain debtors with the Country Credit Department.

- For the loans assessed individually and classified as Stage 3, we tested the mathematical accuracy of the models through recalculation. We evaluated the models and assessed the estimates of future cash flows as well as the inputs used in the discounted cash flow method. We also compared expected future cash flows used to determine loan impairment amounts with actual past performance.

- For the loans classified as Stage 1 or Stage 2, we evaluated inputs related to the measurement of ECL models and the methodology of those models, and we tested the mathematical accuracy of the models through recalculation.

Other information included in the Group’s 2019 Annual Report on Form 18-K

Management is responsible for the other information. The other information comprises the information included in the Annual Report, other than Exhibits 3, 6, 7, 8 and the auditor’s report. Figures in Exhibit 1 and Exhibit 2 are prepared on a basis consistent with accounting principles generally accepted in Japan (Japanese GAAP). Exhibit 9 is a reconciliation between Japanese GAAP and IFRSs.

Our opinion on the consolidated financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether it is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of management and those charged with governance for the consolidated financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRSs, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Group’s financial reporting process.

Auditor’s responsibilities for the audit of the consolidated financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

▶ Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

▶ Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

▶ Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

▶ Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.

▶ Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

▶ Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The partner in charge of the audit resulting in this independent auditor’s report is Noboru Miura.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

August 20, 2019

Consolidated Statements of Financial Position

		(Millions of yen)
	Notes	As of March 31, 2019	As of March 31, 2018
Assets
Cash and due from banks	7	1,191,463	1,751,287
Derivative financial instrument assets	8	145,235	149,506
Financial assets at fair value through profit or loss	9	361,964	9,204
Securities	10	84,087	208,385
Loans and other receivables	11	13,298,146	13,452,950
Equity method investments	13	145,834	137,078
Property and equipment	15	27,979	28,401
Other assets	16	133,145	255,046

Total assets		15,387,859	15,991,860

Liabilities
Derivative financial instrument liabilities	8	243,346	287,429
Borrowings	17	7,574,713	8,370,758
Bonds payable	18	4,606,882	4,388,754
Financial guarantee contracts	19	75,346	72,285
Other liabilities	20, 21	137,720	227,980

Total liabilities		12,638,008	13,347,209

Equity
Capital stock	22	1,785,300	1,765,200
Retained earnings		947,978	856,640
Other reserves	22	16,335	22,582
Non-controlling interests		235	227

Total equity		2,749,850	2,644,651

Total liabilities and equity		15,387,859	15,991,860

See Notes to the Consolidated Financial Statements.

Consolidated Income Statements

		(Millions of yen)
	Notes	For the year ended March 31, 2019	For the year ended March 31, 2018
Interest income	24	453,200	344,801
Interest expense	24	271,366	206,624

Net interest income	24	181,834	138,177

Fee and commission income	25	16,892	15,018
Fee and commission expense	25	2,993	2,043
Net expense from derivative financial instruments	26	19,527	138,389
Net loss from financial assets at fair value through profit or loss	27	1,794	146
Net investment income	28	—	88
Net gains on derecognition of financial assets measured at amortized cost	30	74	—
Other income	31	150	3,552

Net non-interest expense		7,197	121,921

Total operating income *1		174,636	16,256

Impairment losses on financial assets	29	15,669	109,978

Net operating income (loss) *2		158,967	(93,722)

Operating expenses	32	20,938	19,545
Other expenses	31	1,440	822

Total operating expenses		22,379	20,367

Profits (losses) of equity method investments	13	(887)	22,480

Profit (loss) before income tax		135,700	(91,609)

Income tax expense	33	4	—

Net profit (loss)		135,695	(91,609)

Attributable to:
Shareholder of JBIC		135,688	(91,592)
Non-controlling interests		7	(17)

*[1]	Aggregate of “Net interest income” and “Net non-interest expense”
*[2]	“Total operating income” less “Impairment losses on financial assets”

See Notes to the Consolidated Financial Statements.

Consolidated Statements of Comprehensive Income

	(Millions of yen)
	For the year ended March 31, 2019	For the year ended March 31, 2018
Net profit (loss)	135,695	(91,609)

Other comprehensive income (loss)
Items that will not be reclassified to profit or loss:
Remeasurement of defined benefit plans:
Remeasurement arising during the year	(236)	(184)

Total of items that will not be reclassified to profit or loss	(236)	(184)

Items that may be reclassified to profit or loss:
Available-for-sale financial assets:
Net gains arising during the year	—	4,759
Reclassification adjustments	—	(171)
Deferred gains (losses) on hedges:
Reclassification adjustments	(3,952)	(2,342)
Exchange differences on translation of foreign operations:
Net gains (losses) arising during the year	6,614	(8,052)
Reclassification adjustments	(1,017)	(1,754)

Total of items that may be reclassified to profit or loss	1,645	(7,562)

Other comprehensive income (loss)	1,409	(7,747)

Total comprehensive income (loss)	137,105	(99,356)

Attributable to:
Shareholder of JBIC	137,097	(99,339)
Non-controlling interests	7	(17)

Consolidated Statements of Changes in Equity

		(Millions of yen)
		Attributable to shareholder of JBIC
				Other reserves
	Notes	Capital stock	Retained earnings	Remeasurement of defined benefit plans	Available- for-sale financial assets	Deferred gains (losses) on hedges	Exchange differences on translation of foreign operations	Other reserves, Total	Sub Total
April 1, 2017		1,683,000	969,264	—	3,304	6,368	20,471	30,145	2,682,409

Net loss		—	(91,592)	—	—	—	—	—	(91,592)
Other comprehensive income (loss)		—	—	(184)	4,587	(2,342)	(9,807)	(7,747)	(7,747)

Total comprehensive income (loss)		—	(91,592)	(184)	4,587	(2,342)	(9,807)	(7,747)	(99,339)
Issuance of new shares	22	82,200	—	—	—	—	—	—	82,200
Payment to national treasury	23	—	(20,846)	—	—	—	—	—	(20,846)
Proceeds from non-controlling shareholders with a consolidated subsidiary establishment		—	—	—	—	—	—	—	—
Other	22	—	(184)	184	—	—	—	184	—

March 31, 2018		1,765,200	856,640	—	7,892	4,025	10,664	22,582	2,644,423

Effects of changes in accounting policies	3	—	(12,963)	—	(7,892)	—	—	(7,892)	(20,855)
April 1, 2018		1,765,200	843,677	—	—	4,025	10,664	14,690	2,623,567

Net profit		—	135,688	—	—	—	—	—	135,688
Other comprehensive income (loss)		—	—	(236)	—	(3,952)	5,597	1,409	1,409

Total comprehensive income (loss)		—	135,688	(236)	—	(3,952)	5,597	1,409	137,097
Issuance of new shares	22	20,100	—	—	—	—	—	—	20,100
Payment to national treasury	23	—	(31,150)	—	—	—	—	—	(31,150)
Other	22	—	(236)	236	—	—	—	236	—

March 31, 2019		1,785,300	947,978	—	—	73	16,261	16,335	2,749,614

	Notes	Non- controlling interests	Total equity
April 1, 2017		—	2,682,409
Net loss		(17)	(91,609)
Other comprehensive income (loss)		—	(7,747)

Total comprehensive income (loss)		(17)	(99,356)
Issuance of new shares	22	—	82,200
Payment to national treasury	23	—	(20,846)
Proceeds from non-controlling shareholders with a consolidated subsidiary establishment		245	245
Other	22	—	—

March 31, 2018		227	2,644,651
Effects of changes in accounting policies	3	—	(20,855)
April 1, 2018		227	2,623,795
Net profit		7	135,695
Other comprehensive income (loss)		—	1,409

Total comprehensive income (loss)		7	137,105
Issuance of new shares	22	—	20,100
Payment to national treasury	23	—	(31,150)
Other	22	—	—

March 31, 2019		235	2,749,850

See Notes to the Consolidated Financial Statements.

Consolidated Statements of Cash Flows

		(Millions of yen)
	Notes	For the year ended March 31, 2019	For the year ended March 31, 2018
Cash flows from operating activities
Profit (loss) before income tax		135,700	(91,609)
Depreciation and amortization		1,944	1,460
Increase (decrease) in liability for retirement benefits		182	53
Net loss from financial assets at fair value through profit or loss		1,794	146
Losses (profits) from equity method investments		887	(22,480)
Net decrease (increase) in loans and other receivables		(81,408)	899,770
Net increase (decrease) in borrowings		(796,045)	(1,537,947)
Net decrease (increase) in deposits (excluding demand deposits)		68,193	191,404
Net change in derivative financial instrument assets and liabilities		(39,812)	(193,728)
Net increase (decrease) in financial guarantee contracts		1,459	(12,627)
Net increase (decrease) in bonds payable		218,127	1,089,256
Other		40,157	71,413

Net cash provided by (used in) operating activities		(448,819)	395,112

Cash flows from investing activities
Purchase of financial assets at fair value through profit or loss		(29,216)	(9,717)
Sale of financial assets at fair value through profit or loss		6,851	—
Purchase of securities		(30,600)	(41,155)
Proceeds from sales or redemption of securities		22,354	29,126
Purchase of equity method investments		(12,570)	(18,151)
Proceeds from return of equity method investments		9,111	9,640
Other		(4,798)	(3,005)

Net cash provided by (used in) investing activities		(38,867)	(33,263)

Cash flows from financing activities
Proceeds from issuance of new shares	22	20,100	82,200
Payment to national treasury	23	(31,150)	(20,846)
Proceeds from non-controlling shareholders with a consolidated subsidiary establishment		—	245
Other		—	(6)

Net cash provided by (used in) financing activities		(11,050)	61,591

Exchange difference on cash and cash equivalents		7,106	(6,957)

Net increase (decrease) in cash and cash equivalents		(491,630)	416,482

Cash and cash equivalents at the beginning of the year		1,498,807	1,082,325

Cash and cash equivalents at the end of the year	7	1,007,176	1,498,807

Net cash provided by (used in) operating activities includes the following:
Interest received		416,979	322,349
Interest paid		(253,882)	(193,214)

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

1. Corporate Information

On April 1, 2012, the JBIC Operations and the Financial Operations for Facilitating Realignment of United States Forces in Japan were transferred out of Japan Finance Corporation to establish Japan Bank for International Cooperation (“JBIC”), a policy-based financial institution, wholly owned by the Japanese government according to the Japan Bank for International Cooperation Act (2011 Act No. 39, or “JBIC Act”). JBIC is a joint-stock corporation incorporated and domiciled in Japan with its headquarters registered at 4-1, Ohtemachi 1-chome Chiyoda-ku, Tokyo 100-8144, Japan.

The consolidated financial statements for the year ended March 31, 2019 were authorized for issue by the board of directors on August 20, 2019.

The objective of JBIC and its subsidiaries (the “JBIC Group”) is to contribute to the sound development of Japan and the international economy and society by conducting financial operations in the following four fields, while supplementing the financial transactions of private sector financial institutions:

•	promoting the overseas development and securement of resources which are important for Japan;

•	maintaining and improving the international competitiveness of Japanese industries;

•	promoting the overseas business having the purpose of preserving the global environment, such as preventing global warming; and

•	preventing disruptions to international financial order or taking appropriate measures with respect to damage caused by such disruptions.

See Note 6 “Segment Information” for details on the JBIC Group’s major operations.

2. Basis of Preparation

The consolidated financial statements of the JBIC Group are prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements are prepared on a historical cost basis, except for certain financial instruments measured at fair value. The consolidated financial statements are presented in yen, the functional currency of JBIC. Unless otherwise stated, all amounts are rounded down and stated in millions of yen.

3. Significant Accounting Policies

The JBIC Group adopted the following new accounting standards during the fiscal year ended March 31, 2019.

IFRS 15 Revenue from Contracts with Customers

On April 1, 2018, the JBIC Group adopted IFRS 15 Revenue from Contracts with Customers (“IFRS 15”). IFRS 15 supersedes IAS 18 Revenue, IAS 11 Construction Contracts, and related interpretations. The new revenue recognition model consisting of the following five steps requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

•	Identify the contract with a customer

•	Identify separate performance obligations in the contract

•	Determine the transaction price

•	Allocate the transaction price to the performance obligations in the contract

•	Recognize revenue when (or as) the entity satisfies a performance obligation

Moreover, IFRS 15 requires an entity to provide more useful and relevant disclosure information to the users of consolidated financial statements, including information on the following: disaggregation of revenue, details of performance obligations, changes in contract assets and liabilities during the period, and a description of significant judgments and estimates.

The JBIC Group has determined that the adoption of IFRS 15 has no material impact on its consolidated financial statements, and therefore has not restated comparatives in its consolidated financial statements.

IFRS 9 Financial Instruments

On April 1, 2018, the JBIC Group adopted IFRS 9 Financial Instruments (“IFRS 9”). IFRS 9 sets out new principles for classification, measurement, impairment and hedge accounting for financial instruments, replacing IAS 39 Financial Instruments: Recognition and Measurement. The JBIC Group has applied the standard retrospectively by adjusting the consolidated statement of financial position at the date of initial application, and has not restated comparatives as permitted by IFRS 9. The JBIC Group’s accounting policies for adopting IFRS 9 are described below. See “Effects of Adoption of New and Amended Accounting Standards” for further information about the effects of adoption of IFRS 9 on its consolidated financial statements.

In addition to the above, a number of interpretations and amendments to standards have become effective during the fiscal year ended March 31, 2019. However, they have not resulted in any material changes to the JBIC Group’s accounting policies.

A.	Basis of consolidation

i.	Subsidiaries

A subsidiary is an entity (including a structured entity) controlled by the JBIC Group. The JBIC Group controls an entity when it is exposed, or has rights, to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Currently exercisable potential voting rights are taken into account in considering whether the JBIC Group has power over an entity. Even if the JBIC Group does not have voting rights in an investee, the JBIC Group determines that the investee is its subsidiary if, as a result of considering the scope of its decision-making rights over the investee, the rights held by other parties and other factors, the JBIC Group determines that another entity with decision-making rights is acting as an agent for the JBIC Group.

Inter-company transactions entered into with consolidated companies, the inter-company balance of receivables and payables and, if any, unrealized gains included in assets acquired as a result of transactions executed with consolidated companies are eliminated in consolidation. The JBIC Group consolidates a subsidiary from the date it obtains control over the subsidiary until the date JBIC ceases to control the subsidiary. If the JBIC Group ceases to control a consolidated subsidiary, it recognizes any investment retained in the former subsidiary at its fair value.

JBIC had no subsidiaries before the fiscal year ended March 31, 2018. Because JBIC IG Partners and Russia-Japan Investment Fund, L.P. were established and became consolidated subsidiaries of JBIC during the fiscal year ended March 31, 2018, the JBIC Group prepares consolidated financial statements from the fiscal year ended March 31, 2018.

ii.	Associates and joint arrangements

An associate is an entity over which the JBIC Group has significant influence in respect of managerial decisions related to the financial and operating policies of the entity but does not have control or joint control of the entity. Indications, such as ownership interest or participation in decision-making bodies, are considered in determining the existence of significant influence.

Joint control is an arrangement that constitutes contractually-agreed sharing of control, which exists only when decisions about the activities that significantly affect the variable returns of the arrangement require the unanimous consent of the parties sharing control. The classification of a joint arrangement investment as a joint operation or a joint venture depends upon the rights and obligations of each investor to the arrangement. A joint operation is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the assets and obligations for the liabilities relating to the arrangement. A joint venture is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the arrangement. JBIC does not have joint operation investments.

The JBIC Group’s investments in associates and joint ventures are accounted for using the equity method, except for the investments directly made by Russia-Japan Investment Fund, L.P. Under the equity method, the investments in the associates and joint ventures are carried at cost in the consolidated statement of financial position and are adjusted for changes in the JBIC Group’s share of the net assets of the investees since their respective acquisition dates. The consolidated income statement reflects the JBIC Group’s share of the results of operations of the investees. Where there has been a change in the other comprehensive income of the associates and joint ventures, the JBIC Group recognizes its share of the change in other comprehensive income. The profits (losses) of equity method investments are shown on the face of the consolidated income statements and represent the profits (losses) attributable to the investors of the associates and the joint ventures.

If there is a joint arrangement among investors including Russia-Japan Investment Fund, L.P. involving investments by Russia-Japan Investment Fund, L.P. and the investors have rights to the net assets of the arrangement, such investees are joint ventures of the JBIC Group. Investments in joint ventures through Russia-Japan Investment Fund, L.P. are accounted for as financial assets at fair value through profit or loss (“FVPL”) and presented in “Financial assets at fair value through profit or loss” in the consolidated statement of financial position.

The consolidated financial statements of the JBIC Group include investments in associates and joint ventures of which the reporting date is different from that of JBIC because it is impracticable to change the reporting date of those associates and joint ventures to coincide with that of the JBIC Group in conjunction with other shareholders or for other reasons. The reporting date of certain associates and joint ventures included in the JBIC Group’s consolidated financial statements is December 31, and therefore adjustments are made for the effects of significant transactions or events which occurred during the period between the reporting dates.

The JBIC Group determines whether it is necessary to recognize impairment losses on its investments in associates and joint ventures. At each reporting date, the JBIC Group determines whether there is objective evidence that its investments in associates and joint ventures are impaired. If there is such evidence, the JBIC Group recognizes impairment losses for the differences between the recoverable amounts of investments in associates or joint ventures and their carrying values.

Upon loss of significant influence or joint control over the associates and the joint ventures, the JBIC Group measures and recognizes any retained investments at their fair values. Any differences between the carrying amounts of its investments in associates or joint ventures upon the loss of significant influence or joint control and total of the fair values of the retained investments and proceeds from disposal are recognized in profit or loss.

B.	Foreign currency translation

The consolidated financial statements of the JBIC Group are presented in yen, which is the functional currency of JBIC.

Transactions in foreign currencies are initially recorded in the functional currency using the exchange rate at the transaction date.

Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Any gains or losses arising from the foreign currency translation are recognized in profit or loss.

Non-monetary items measured at historical cost in a foreign currency are translated using the exchange rate at the date of the initial transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rate at the date when the fair value is determined, and any translation differences are recognized in other comprehensive income.

The assets and liabilities of foreign operations are translated into yen using the exchange rate at the reporting date. Income and expenses are translated into yen at the exchange rate (or the rate that approximates the exchange rate) at the transaction date. The exchange differences arising on translation are recognized in other comprehensive income.

C.	Financial assets

The JBIC Group has applied IFRS 9 since April 1, 2018 and classifies its financial assets into the following three categories: amortized cost, financial assets at fair value through other comprehensive income (“FVOCI”), and FVPL. The classification of financial instruments at initial recognition depends on the business model within which they are held and their contractual cash flow characteristics.

The JBIC Group has assessed business models based on facts and circumstances at a portfolio level. Factors that are considered in determining the business model include policies and objectives for the relevant portfolio, how the performance and risks of the portfolio are managed, evaluated and reported to management, and the level of sales activity.

The JBIC Group has assessed the contractual cash flow characteristics of financial assets with reference to whether the contractual cash flows are solely payments of principal and interest (“SPPI”). Principal is the fair value of the financial asset at initial recognition but this may change over the life of the instrument as amounts are repaid. Interest is defined as consideration for the time value of money and the credit risk associated with the principal amount outstanding during a particular period of time. It can also include consideration for other basic lending risks such as liquidity risk and costs such as administrative costs associated with holding the financial asset for a particular period of time, as well as a profit margin. In assessing whether the contractual cash flows meet the condition for SPPI, the JBIC Group considers the contractual terms that could change the contractual cash flows so that it would not meet the condition for SPPI, including leverage features, contingent events that would change the amount and timing of cash flows, contractual terms that limit the JBIC Group’s claim to cash flows from specified assets, and features that modify consideration of the time value of money.

The JBIC Group recognizes a financial asset in its consolidated statement of financial position when, and only when, the JBIC Group becomes a party to the contractual provisions of the financial instrument. The JBIC Group derecognizes a financial asset when contractual rights to cash flows from the financial asset expire, or it transfers substantially all the risks and rewards of ownership of the financial asset. In transactions in which substantially all the risks and rewards of ownership of a financial asset are neither retained nor transferred, the JBIC Group derecognizes a financial asset if control over that asset is not retained. If the terms of the financial asset are significantly modified, the existing financial asset is derecognized and a new asset is recognized, and difference in the respective carrying amounts is recognized in profit or loss.

Regular way purchases or sales of financial assets at amortized cost, FVOCI, and FVPL are recognized and derecognized using trade date accounting. Trade date accounting refers to the recognition of an asset to be received and the liability to pay for it on the trade date, derecognition of an asset that is sold, and recognition of a receivable from the buyer for payment on the trade date.

Financial assets measured at amortized cost

Financial assets are measured at amortized cost if they are held within a business model whose objective is to hold the assets in order to collect contractual cash flows, and their contractual cash flows are SPPI. These financial assets are included in “Cash and due from banks”, “Securities”, “Loans and other receivables” and “Other assets” in the consolidated statement of financial position. They are initially recognized at fair value plus directly attributable transaction costs, and are subsequently measured at amortized cost using the effective interest method. Interest income on these financial assets is recognized in “Interest income” in the consolidated income statement using the effective interest method.

Financial assets measured at fair value through other comprehensive income

Financial assets are measured at FVOCI if they are held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets, and their contractual cash flows are SPPI. They are initially recognized at fair value plus directly attributable transaction costs and are subsequently measured at fair value. Gains and losses arising from changes in the fair value of these financial assets are recognized in other comprehensive income, until they are derecognized. When they are derecognized, the cumulative gains or losses previously recognized in other comprehensive income are reclassified to profit or loss. However, interest income calculated using the effective interest method, foreign currency gains and losses, and impairment gains and losses are recognized in the consolidated income statement.

In addition, the JBIC Group has an option to make an irrevocable election at initial recognition, for particular non-trading equity instruments that would otherwise be measured at FVPL, to present subsequent changes in fair value in other comprehensive income. They are initially recognized at fair value plus directly attributable transaction costs, and are subsequently measured at fair value. Amounts presented in other comprehensive income shall not be subsequently reclassified to profit or loss. The JBIC Group does not make this designation.

As of March 31, 2019, there were no financial assets measured at FVOCI.

Financial assets measured at fair value through profit or loss

Any financial assets that do not meet the criteria of amortized cost or FVOCI are classified as FVPL, unless an entity makes an irrevocable election for non-trading equity instruments to be measured at FVOCI. Derivatives are measured at FVPL and included in “Derivative financial instrument assets” in the consolidated statement of financial position. Financial assets measured at FVPL, other than derivatives, are included in “Financial assets at fair value through profit or loss” in the consolidated statement of financial position. Additionally, financial assets measured at amortized cost or FVOCI can be designated at initial recognition to be measured at FVPL in order to eliminate or significantly reduce an accounting mismatch. The JBIC Group does not make this designation.

Financial assets measured at FVPL are initially recognized at fair value with transaction costs being recognized in the consolidated income statement and are subsequently measured at fair value. Gains or losses arising from derivatives are included in “Net income (expense) from derivative financial instruments” or “Other income (expenses)” in the consolidated income statement. Gains or losses arising from financial assets measured at FVPL are included in “Net gain (loss) from financial assets at fair value through profit or loss” in the consolidated income statement.

D.	Financial liabilities

Financial liabilities are measured at fair value less directly attributable transaction costs at initial recognition and subsequently measured at amortized cost using the effective interest method, except for financial liabilities at FVPL and financial guarantee contracts. Amortization using the effective interest method and any gains or losses arising from the derecognition of a financial liability are recognized in profit or loss.

i.	Financial liabilities at fair value through profit or loss

Financial liabilities that the JBIC Group classifies as held for trading or designates as FVPL are classified as financial liabilities at FVPL.

a.	Financial liabilities classified as held for trading

In the JBIC Group, financial liabilities classified as held for trading only include derivatives and are included in “Derivative financial instrument liabilities” in the consolidated statement of financial position.

b.	Financial liabilities at fair value through profit or loss

Financial liabilities can be designated as financial liabilities at FVPL upon initial recognition, if they meet either of the following criteria:

(i)	a measurement or recognition inconsistency is eliminated or significantly reduced by the designation; or

(ii)	a group of financial liabilities is managed and its performance is evaluated on a fair value basis, in accordance with a documented risk management or investment strategy.

When the JBIC Group is required to separate an embedded derivative from its host contract, but is unable to measure the embedded derivative separately either at acquisition or at a subsequent reporting date, the JBIC Group designates the entire hybrid contract as FVPL. Financial liabilities at FVPL are initially and subsequently measured at fair value for which changes in the liability’s credit risk from initial recognition are recognized in other comprehensive income. Transaction costs are recognized in profit or loss.

As of March 31, 2019 and 2018, there were no financial liabilities that had been designated as FVPL.

ii.	Financial guarantee contracts

A financial guarantee contract requires its issuer to reimburse the contract holder for a loss caused by a specific debtor’s failure to make payment on the due date pursuant to the original or modified terms of a debt instrument. Upon initial recognition, financial liabilities associated with financial guarantee contracts are measured at fair value. For the year ended March 31, 2019, they are subsequently measured at the higher of (a) the amount of the loss allowance determined in accordance with IFRS 9 and (b) the amount initially recognized less, when appropriate, the cumulative amount of income recognized in accordance with the principles of IFRS 15 Revenue from Contracts with Customers. For the year ended March 31, 2018, they are subsequently measured at the higher of (a) the amount initially recognized less cumulative amortization recognized in accordance with IAS 18 Revenue and (b) the amount determined in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets.

E.	Offsetting financial instruments

Financial assets and financial liabilities are offset and the net amount is presented in the consolidated statement of financial position when, and only when, there is a currently enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the asset and settle the liability simultaneously.

F.	Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The fair values of financial instruments traded in active markets are based on their quoted market prices. A financial instrument is regarded as quoted in an active market if transactions take place with sufficient frequency and volume to provide pricing information on an ongoing basis, for example, quoted prices are readily and regularly available from an exchange, dealer, broker, industry group, or pricing service. If an active market for a financial instrument is not available, the JBIC Group determines the fair value using valuation techniques, such as using recent arm’s-length market transactions between independent parties, discounted cash flow (“DCF”) analyses, and other valuation techniques commonly used by market participants.

See a detailed discussion at Note 36 “Fair Value of Financial Assets and Liabilities” and Note 37 “Fair Value Hierarchy.”

G.	Hedge accounting

The JBIC Group had not applied hedge accounting before the fiscal year ended March 31, 2019 under International Accounting Standard (“IAS”) 39 Financial Instruments: Recognition and Measurement. For hedges that qualify for hedge accounting under Japanese GAAP but that do not meet the conditions for hedge accounting under IAS 39, the JBIC Group discontinued hedge accounting for the opening statement of financial position as of April 1, 2012, the date of transition to IFRS.

The JBIC Group started to apply hedge accounting under IFRS 9 from the fiscal year ended March 31, 2019 in order to reflect the effect of risk management activities on its consolidated financial statements.

i.	Fair value hedges

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in the consolidated income statement, together with changes in the fair value of the hedged asset or liability that are attributable to the hedged risk. If the hedge no longer meets the criteria for hedge accounting, the adjustments to the carrying amount of a hedged item for which the effective interest method is used is amortized to profit or loss over the period to maturity and recorded as interest expense.

ii.	Net investment hedges in foreign operations

The effective portion of the gain or loss on the hedging instruments is recognized in other comprehensive income, whereas the ineffective portion of the gain or loss on the hedging instruments is recognized in “Net income (expense) from derivative financial instruments” in the consolidated income statement. The cumulative gain or loss recognized in other comprehensive income is recognized in the profit or loss on the disposal or partial disposal of the foreign operations.

H.	Impairment of financial assets

IFRS 9 introduces the expected credit loss (“ECL”) model, which is a new model for the recognition of impairment losses, to replace the incurred loss model in IAS 39. The impairment requirements apply to financial assets measured at amortized cost, and FVOCI debt instruments, lease receivables, certain loan commitments and financial guarantee contracts. Under the ECL model, an entity is required to account for expected credit losses from initial recognition of financial instruments and to recognize full lifetime expected losses on a timely basis. Under the ECL model, impairment losses are recognized earlier than the incurred loss model.

IFRS 9 outlines a “three-stage” model for impairment based on changes in credit quality since initial recognition. A financial asset that is not credit-impaired on initial recognition is classified in “Stage 1” and has its credit risk continuously monitored by the JBIC Group. If a significant increase in credit risk since initial recognition is identified, the financial asset is moved to “Stage 2” but is not yet deemed to be credit-impaired. If the financial asset is credit-impaired, the financial asset is then moved to “Stage 3.” ECL of financial assets in Stage 1 is measured at an amount equal to the portion of lifetime expected credit losses that result from default events possible within the next 12 months. ECL of financial assets in Stages 2 or 3 is measured based on expected credit losses on a lifetime basis. A pervasive concept in measuring ECL in accordance with IFRS 9 is that it should consider forward looking information.

The assessment of significant increases in credit risk and the measurement of ECL are performed on an individual financial instrument basis. The JBIC Group considers asset type, credit risk ratings, collateral collectability, past-due status and other relevant characteristics of financial instruments, and assesses whether there have been significant increases in credit risk on an individual financial instrument basis.

The JBIC Group determines whether there has been a significant increase in credit risk by comparing the risk of a default occurring on a financial instrument at the reporting date with that at the date of initial recognition, based on quantitative and qualitative assessments. As for the quantitative assessment, the JBIC Group measures whether the probability of default (“PD”) has increased since initial recognition. A significant increase in credit risk is recognized if the increase of PD exceeds the threshold defined by the JBIC Group. In addition, if a borrower has been downgraded to a certain degree, reflecting an increase in its PD, the assessment of whether there has been a significant increase in credit risk is performed for such a borrower. A borrower’s grade is determined under the JBIC Group’s internal credit rating system. As for the qualitative assessment, the JBIC Group evaluates credit risk characteristics in accordance with the JBIC Group’s credit risk management practices, and takes them into consideration for determining whether there has been a significant increase in credit risk. A backstop is applied and a financial asset is considered to have experienced a significant increase in credit risk if the borrower is more than 30 days past due on its contractual payments.

A financial asset is credit-impaired when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred. The criteria that the JBIC Group uses to determine that a financial asset is credit-impaired include:

(i)	significant financial difficulty of the issuer or borrower;

(ii)	a breach of contract, such as a default or past due event;

(iii)	the lender, for economic or legal reasons relating to the borrower’s financial difficulty, granting to the borrower a concession that the lender would not otherwise consider;

(iv)	it becoming probable that the borrower will enter into bankruptcy or other financial reorganization;

(v)	the disappearance of an active market for that financial asset because of financial difficulties; or

(vi)	the purchase or origination of a financial asset at a deep discount that reflects the incurred credit losses.

A quantitative criterion that the borrower is more than 90 days past due on its contractual payments is also applied.

The JBIC Group’s definition of “default” of a financial asset is consistent with the definition of credit-impaired described above that is used for ECL recognition and measurement, and is also consistent with that used for internal credit risk management purposes. The JBIC Group manages credit risk with the internal credit rating system, whereby loans to substandard borrowers, potentially bankrupt borrowers, substantially bankrupt borrowers and bankrupt borrowers are defined as default for the purpose of the ECL model.

If the contractual cash flows on a financial asset have been renegotiated or modified, but the financial asset is not derecognized because the modification is not considered to be substantial, the JBIC Group assesses whether there has been a significant increase in the credit risk of the modified asset at the reporting date. Specifically, a risk of default of the modified asset is assessed by comparing with the risk under the original terms at initial recognition. In addition, the JBIC Group monitors the subsequent performance of modified assets, in particular for those that have been moved from Stage 3 or Stage 2 to Stage 1 as a result of being determined that the credit risk has significantly improved after restructuring. For such assets, the JBIC Group continues to monitor if there is a subsequent significant increase in credit risk using specific models for modified assets.

The JBIC Group measures ECL of a financial asset in a way that reflects an unbiased and probability-weighted amount, the time value of money, and reasonable and supportable information that is available at the reporting date about past events, current conditions and forecasts of future economic conditions.

ECL is measured on either a 12-month or lifetime basis depending on whether a significant increase in credit risk has occurred since initial recognition or whether an asset is considered to be credit-impaired. The ECL models have been built by using PD, loss given default (“LGD”) and exposure at default (“EAD”). For financial assets at Stage 1 and Stage 2, the JBIC Group uses 12-month PDs and lifetime PDs developed to measure 12-month ECL and lifetime ECL, respectively, and considers forward looking macro-economic information. For financial assets at Stage 3, the JBIC Group applies the DCF method for individually significant impaired financial assets.

To incorporate forward looking information into the ECL models, an approach based on multiple scenarios is introduced. In this approach, three scenarios (upside, downside, and base scenarios) are modelled to ensure an unbiased ECL calculation. Under each scenario, the relationship between credit losses and macroeconomic factors such as world gross domestic product (“GDP”) growth rates and West Texas Intermediate Crude Oil Prices (“WTI”) growth rates are analyzed. The analysis is based on statistical calculations by using historical data and forecasts. The outcomes are utilized for ECL calculation on a probability-weighted basis.

The DCF method is used to measure ECL, which is the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the financial asset’s original effective interest rate. If financial assets have a variable interest rate, the discount rate for measuring any impairment loss is the effective interest rate determined under the contract for the current period. The estimated future cash flows are individually calculated taking into account factors including historical loss information, the appropriateness of the borrower’s business plan or operational improvement plan, the status of progress of its plan, the overall support from financial institutions, and the realizable value of any collateral held.

ECL is recognized through allowance accounts. Changes in the carrying amount of the allowance accounts are recognized as impairment gain or loss in “Impairment losses (reversals) on financial assets” in the consolidated income statement.

The JBIC Group writes off financial assets, in whole or in part, when it has implemented all practical recovery efforts and has concluded that there is no reasonable expectation of recovery after any collateral is foreclosed and the amount of the loss has been determined. Those assets primarily include loans for borrowers that have been legally or formally declared bankrupt and borrowers that may not have been legally or formally declared bankrupt but are essentially bankrupt.

The measurement of ECL allowance for financial instruments is an area that requires the use of complex models and significant assumptions about future economic conditions and credit behavior. Management estimates and judgments may change from time to time as the economic environment changes or new information becomes available. Changes in these estimates and judgments may have a direct impact on impairment charges. For further information about estimates and assumptions for ECL models, refer to Note 4 “Significant Accounting Judgements, Estimates, and Assumptions”.

I.	Property and equipment

Property and equipment is stated at cost, net of accumulated depreciation and accumulated impairment losses. The cost of an item of property and equipment includes costs directly attributable to the acquisition of the item.

Depreciation is generally calculated on a straight-line basis over the estimated useful lives of the assets as follows:

•	Buildings (including leasehold improvements): 3 to 50 years

•	Other: 2 to 35 years

An item of property and equipment and any significant part thereof initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset, which is calculated as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in profit or loss when the asset is derecognized.

The residual values, useful lives, and methods of depreciation of property and equipment are reviewed at each reporting date and adjusted prospectively, if appropriate.

J.	Impairment of non-financial assets

The JBIC Group assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, an impairment test is performed. When the carrying amount of an asset or cash-generating unit exceeds its recoverable amount, the asset is written down to its recoverable amount and an impairment loss is recognized.

K.	Post-employment benefits

JBIC has defined benefit plans and defined contribution plans to secure funds to pay employees’ retirement benefits.

i.	Defined benefit plans

JBIC determines the present value of its defined benefit obligations and the related current and past service costs for each plan using the projected unit credit method. Remeasurements of defined benefit plans are recognized in full in other comprehensive income in the year incurred, and immediately transferred to retained earnings. Past service costs are recognized in full in the year incurred.

The liability for retirement benefits is the present value of the defined benefit obligation less the fair value of the plan assets (the present value is determined using a discount rate based on market yields on high-quality corporate bonds. See the detailed discussion in Note 21 “Employee Benefits”). The plan assets comprise assets held by a long-term employee benefit fund and qualifying insurance policies. The plan assets are not used to repay JBIC’s creditors and are not returned to JBIC, except under certain circumstances. The fair value of the plan assets is based on market price information. The recognition of the net defined benefit asset is limited to the total amount of the present value of any economic benefits available in the form of refunds from the plan or reductions in the future contributions to the plan.

ii.	Defined contribution plans

JBIC recognizes contributions to the defined contribution plans as expenses in the periods in which employees render the related services.

L.	Taxes

JBIC is a nontaxable entity according to Paragraph 2, Item 5 of the Corporate Tax Act of Japan (Act No. 34, 1965) and has no obligation to pay corporate taxes. JBIC IG Partners is a taxable entity and has an obligation to pay corporate taxes as applicable under relevant laws. Russia-Japan Investment Fund, L.P. is a tax-exempt limited partnership established under Cayman Islands laws and has no obligation to pay corporate taxes.

M.	Interest income and interest expense

Interest income and expense for all financial instruments, except for financial assets and financial liabilities at FVPL, is recognized in “Interest income” and “Interest expense” using the effective interest rate method. For financial assets, the interest rate is applied to the gross carrying amount of financial assets, except for:

a.	Purchased or originated credit-impaired (“POCI”) financial assets, for which the original credit-adjusted effective interest rate is applied to their amortized cost.

b.

Financial assets that are not POCI but have subsequently become credit-impaired or Stage 3, for which interest income is calculated by applying the effective interest rate to their amortized cost (i.e. net of the expected credit loss provision).

The effective interest rate method is a method for calculating the amortized cost of a financial asset or a financial liability (or a group of financial assets or financial liabilities) and allocating the interest income or interest expense over the relevant period.

N.	Fee and commission income

Fee and commission income primarily comprises guarantee income arising from financial guarantee contracts. Guarantee income is recognized over the time period stipulated in the relevant contract.

O.	Fee and commission expense

Fee and commission expense primarily comprises outsourcing expenses. Outsourcing expenses are recognized as the services are rendered on an accrual basis in accordance with the terms of the relevant agreement.

P.	Net income (expense) from derivative financial instruments

Net income (expense) from derivative financial instruments comprises gains and losses arising from changes in the fair values of derivatives and interests on these derivatives, except for gains or losses arising from the foreign currency translation of notional amounts of the currency swap contracts by using the exchange rate at the reporting date. This account also includes adjustments of the carrying amounts of hedged items under fair value hedge.

Q.	Net gain (loss) from financial assets at fair value through profit or loss

Net gain (loss) from financial assets at fair value through profit or loss includes all gains and losses arising from changes in the fair value of these financial assets and sales of such assets, as well as interest and dividend income, and upfront and commitment fee on these financial assets.

R.	Net investment income

Net investment income comprises gains or losses on the sale or redemption of debt instruments measured at FVOCI under IFRS 9 for the year ended March 31, 2019, and this account comprises gains or losses on the sale or redemption of available-for-sale financial assets and dividends from equity instruments classified as available-for-sale financial assets under IAS 39 for the year ended March 31, 2018.

S.	Net gains (losses) on derecognition of financial assets measured at amortized cost

Net gains (losses) on derecognition of financial assets measured at amortized cost comprises gains or losses on the sale or redemption of financial assets measured amortized cost.

T.	Cash and cash equivalents

Cash and cash equivalents as stated in the consolidated statement of cash flows consist of cash on hand and demand deposits included in “Cash and due from banks” in the consolidated statement of financial position.

Effects of Adoption of New and Amended Accounting Standards

The following table presents the effects of the adoption of IFRS 9 on the JBIC Group’s consolidated financial statements, showing separately the changes arising from reclassification and any associated remeasurement, and the impact of increased impairment.

	(Millions of yen)
	As of March 31, 2018	Effects of adoption of IFRS 9		As of April 1, 2018
		Classification and measurement / Presentation	Impairment
Assets
Cash and due from banks	1,751,287	—	—	1,751,287
Derivative financial instrument assets	149,506	—	—	149,506
Financial assets at fair value through profit or loss	9,204	349,351	—	358,555
Securities	208,385	(132,585)	—	75,800
Loans and other receivables	13,452,950	(219,253)	(16,957)	13,216,738
Equity method investments	137,078	—	—	137,078
Property and equipment	28,401	—	—	28,401
Other assets	255,046	—	—	255,046

Total assets	15,991,860	(2,488)	(16,957)	15,972,414

Liabilities
Derivative financial instrument liabilities	287,429	—	—	287,429
Borrowings	8,370,758	—	—	8,370,758
Bonds payable	4,388,754	—	—	4,388,754
Financial guarantee contracts	72,285	—	1,601	73,887
Other liabilities	227,980	(191)	—	227,788

Total liabilities	13,347,209	(191)	1,601	13,348,619

Equity
Capital stock	1,765,200	—	—	1,765,200
Retained earnings	856,640	5,595	(18,559)	843,677
Other reserves	22,582	(7,892)	—	14,690
Non-controlling interests	227	—	—	227

Total equity	2,644,651	(2,296)	(18,559)	2,623,795

Total liabilities and equity	15,991,860	(2,488)	(16,957)	15,972,414

IFRS 9 classification and measurement

The following table provides an overview of the impact of the changes to total assets under classification and measurement, including allowances, which are affected by IFRS 9 impairment.

	(Millions of yen)
	Classification under IAS 39	Classification under IFRS 9	As of March, 31, 2018	Effects of adoption of IFRS 9			As of April, 1, 2018
			Carrying amount under IAS 39	Classification and presentation	Remeasurement	Impairment	Carrying amount under IFRS 9
Cash and due from banks	Loans and receivables	Amortized cost	1,751,287	—	—	—	1,751,287

Derivative financial instrument assets	FVPL	FVPL	149,506	—	—	—	149,506

Financial assets at fair value through profit or loss	FVPL	FVPL	9,204	—	—	—	9,204
	Available-for-sale	FVPL	—	132,187	—	—	132,187
	Loans and receivables	FVPL	—	219,253	(2,090)	—	217,163

Securities	Available-for-sale	FVPL	132,187	(132,187)	—	—	—
	Available-for-sale	Amortized cost	76,197	—	(397)	—	75,800

Loans and other receivables	Loans and receivables	Amortized cost	13,233,696	—	—	(16,957)	13,216,738
	Loans and receivables	FVPL	219,253	(219,253)	—	—	—

Other financial assets (*)	Loans and receivables	Amortized cost	250,932	—	—	—	250,932

(*)	Other financial assets consist of assets that meet the definition of financial assets included in “Other assets” in consolidated statement of financial position.

Certain unlisted equity securities were reclassified from available-for-sale to financial assets at FVPL. They do not meet the criteria to be classified as amortized cost under IFRS 9, because their cash flows do not represent SPPI.

Certain unlisted debt securities were reclassified from available-for-sale to amortized cost. At the date of initial application, the JBIC group’s business model is to hold these investments for collection of contractual cash flows, and the cash flows represent SPPI. The fair value as of March 31, 2019 of the unlisted debt securities was ¥52,784 million and a fair value loss of ¥1,059 million would have otherwise been recognized in other comprehensive income as of March 31, 2019, had the unlisted debt securities not been reclassified to amortized cost.

Certain loans and other receivables were reclassified from loans and receivables to FVPL. They do not meet the criteria to be classified as amortized cost under IFRS 9 because their cash flows do not represent SPPI.

IFRS 9 impairment

The following table reconciles the closing impairment allowance for loans and receivables measured in accordance with the IAS 39 incurred loss model and provisions for financial guarantee contracts in accordance with IAS 37 at March 31, 2018, to the new impairment allowance measured in accordance with the IFRS 9 ECL model at April 1, 2018. The results of ECL calculation for “Cash and due from banks”, “Securities”, and other financial assets classified as amortized cost in accordance with IFRS 9 are not material.

	(Millions of yen)
	As of March 31, 2018 (IAS 39/IAS 37)	Classification	Remeasurement	As of April 1, 2018 (IFRS 9)
Loans and other receivables	182,003	(1,876)	16,957	197,084
Financial guarantee contracts	72,285	—	1,601	73,887

4. Significant Accounting Judgments, Estimates, and Assumptions

The preparation of the consolidated financial statements requires the JBIC Group to make judgments, estimates, and assumptions that affect the reported amounts of revenues, expenses, assets, and liabilities, and the disclosure of contingent liabilities, at the reporting date.

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The JBIC Group based its key assumptions and estimates on parameters available when the consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising beyond the control of the JBIC Group. Such changes are reflected in the assumptions when they occur.

Fair value of financial instruments

Where the fair value of financial assets and financial liabilities cannot be measured based on quoted prices in active markets, their fair value is determined using valuation techniques including DCF models. The JBIC Group uses its judgment in selecting valuation techniques and the inputs to these models are derived from observable markets, where possible. However, inputs that are not derived from observable markets are used for the estimation of the fair value for some financial instruments based on the JBIC Group’s estimates and judgments.

The JBIC Group’s estimates and judgments are continually evaluated and updated in line with market conditions, and these changes could directly affect the fair values of these financial instruments.

See a detailed discussion in Note 36 “Fair Value of Financial Assets and Liabilities” and Note 37 “Fair Value Hierarchy.”

Expected Credit Loss

ECL represents the JBIC Group’s estimates of expected credit losses on financial instruments subject to impairment at the reporting date. The JBIC Group is required to exercise judgment in making assumptions and estimates.

The JBIC Group’s estimates and judgments are continually evaluated and updated in response to changes in the economic environment and in the light of new information. These changes could lead to a revision of the amount of impairment losses.

ECL is disclosed in more detail in Note 11 “Loans and Other Receivables,” Note 19 “Financial Guarantee Contracts” and Note 29 “Impairment Losses on Financial Assets.” The credit risk is described in more detail in Note 39 “Maximum Exposure to Credit Risk” and the subsequent notes.

Post-employment benefits

The present value of defined benefit obligations and related costs are determined using actuarial valuations. An actuarial valuation involves making various assumptions, which may differ from actual developments in the future. These include the determination of the discount rate, future salary increases, mortality rates, and future pension increases. Due to the complexity of the valuation, the underlying assumptions, and its long-term nature, a defined benefit obligation is highly sensitive to changes in these assumptions. All assumptions are reviewed at each reporting date.

In determining the appropriate discount rate, the JBIC Group considers the market yield of high-quality corporate bonds in the respective currency, with extrapolated maturities corresponding to the expected duration of the defined benefit obligation.

See Note 21 “Employee Benefits” for further details about the assumptions used.

5. Standards Issued but Not Yet Effective

Early application of standards and interpretations

The JBIC Group has not opted for early application of standards.

Standards and interpretations issued but not yet applied

The following is a listing of standards and interpretations issued but not yet applied by the JBIC Group as of the date of the issuance of the consolidated financial statements. The JBIC Group intends to apply the standards and interpretations from the date they become effective.

IFRS 16 Leases

IFRS 16 Leases, which sets out the new principles for the recognition, measurement, presentation and disclosure of leases, supersedes IAS 17 Leases and related interpretations.

The standard introduces a single lessee accounting model for a lessee and eliminates the classification of leases as either operating leases or finance leases. A lessee will be required to recognize assets and liabilities arising from all leases except for short-term leases or leases for which the underlying asset is of low value. The standard substantially carries forward the lessor accounting requirements in IAS 17 to classify its leases as operating leases or finance leases, and to account for them differently.

The JBIC Group expects to adopt the standard using a modified retrospective approach where the cumulative effect of initial application is recognized as an adjustment to the opening balance of retained earnings and comparatives are not restated. The implementation is expected to increase assets and financial liabilities by the same amount with no effect on net assets or retained earnings. The JBIC Group expects that it will have no significant impact on the consolidated financial statements.

IFRS 16 is effective for fiscal years beginning on or after January 1, 2019.

IFRS 17 Insurance Contracts

IFRS 17 Insurance Contracts replaces IFRS 4 and sets out new principles for the recognition, measurement, presentation and disclosure of insurance contracts.

IFRS 4 allowed entities to account for insurance contracts using national accounting standards, resulting in a variety of different accounting practices. IFRS 17 requires that all insurance contracts be accounted for in a consistent manner.

In principle, insurance contracts are required to be measured at the total of the fulfilment cash flows and the contractual service margin and are required to be remeasured at the end of each reporting period.

As of the date of the issuance of the consolidated financial statements, the JBIC Group is in the process of evaluating the effect of applying IFRS 17.

IFRS 17 is effective for fiscal years beginning on or after January 1, 2021. However, the IASB has published an exposure draft amendments to IFRS 17, and proposed to defer the effective date of the standard by one year to 2022.

6. Segment Information

The JBIC Group’s operating segments are those for which discrete financial information is available, and whose operating results are regularly reviewed by the JBIC Group’s management. Figures reported to management, including those used for purposes of budget management and performance evaluation, are prepared under Japanese GAAP. Therefore, Japanese GAAP-based figures are reported in operating segments. For business operations defined under the Act on Japan Bank for International Cooperation and other acts, the JBIC Group has two reporting segments: “Ordinary Operations” account and “Special Operations” account. Accounting operations are separately carried out for respective accounts.

The Ordinary Operations account covers the businesses that are not included in the Special Operations account. The Ordinary Operations account also includes the investment business of the consolidated subsidiaries. The Special Operations account includes the businesses that offer financing services such as lending to overseas infrastructure business projects that generate a higher expected return in exchange for higher risk.

The reconciliation tables show differences between the amounts reported in the reportable segments and those reported in the IFRS-based consolidated financial statements.

A.	Reportable segment information

	(Millions of yen)
	For the year ended March 31, 2019
	Ordinary Operations	Special Operations	Sub-total for reportable segments	Adjustments *	Amount reported in the Japanese GAAP-based consolidated financial statements
Ordinary income
Ordinary income from customers	478,958	155	479,113	—	479,113
Intersegment ordinary income	20	—	20	(20)	—

Total	478,978	155	479,134	(20)	479,113

Segment profit (loss)	53,195	(172)	53,022	—	53,022
Segment assets	17,398,378	250,588	17,648,966	(14)	17,648,951
Segment liabilities	14,961,981	320	14,962,302	(14)	14,962,287

Other items
Depreciation and amortization	1,944	—	1,944	—	1,944
Interest income	450,644	154	450,798	—	450,798
Interest expense	365,856	22	365,878	—	365,878
Losses of equity method investments	2,026	—	2,026	—	2,026
Losses of devaluation of stocks and other securities	11,787	—	11,787	—	11,787
Extraordinary income	6	—	6	—	6
Gain on disposal of noncurrent assets	6	—	6	—	6
Income tax expenses	4	—	4	—	4
Equity method investments	86,860	—	86,860	—	86,860
Increase in property and equipment and intangible assets	4,763	—	4,763	—	4,763
Provision of allowance for loan losses	19,497	64	19,561	—	19,561

*	The “Adjustments” above represent elimination of intersegment transactions.

A.	Reportable segment information

	(Millions of yen)
	For the year ended March 31, 2018
	Ordinary Operations	Special Operations	Sub-total for reportable segments	Adjustments *	Amount reported in the Japanese GAAP-based consolidated financial statements
Ordinary income
Ordinary income from customers	390,057	2	390,060	—	390,060
Intersegment ordinary income	12	—	12	(12)	—

Total	390,070	2	390,073	(12)	390,060

Segment profit (loss)	62,286	(204)	62,081	—	62,081
Segment assets	17,760,961	251,110	18,012,072	(11)	18,012,060
Segment liabilities	15,465,378	222	15,465,600	(11)	15,465,589

Other items
Depreciation and amortization	1,460	—	1,460	—	1,460
Interest income	336,767	1	336,768	—	336,768
Interest expense	249,256	—	249,256	—	249,256
Profits of equity method investments	22,207	—	22,207	—	22,207
Extraordinary income	9	—	9	—	9
Gain on disposal of noncurrent assets	9	—	9	—	9
Extraordinary loss	8	—	8	—	8
Loss on disposal of noncurrent assets	8	—	8	—	8
Income tax expenses	—	—	—	—	—
Equity method investments	100,453	—	100,453	—	100,453
Increase in property and equipment and intangible assets	3,024	—	3,024	—	3,024
Provision of allowance for loan losses	51,505	22	51,528	—	51,528

*	The “Adjustments” above represent elimination of intersegment transactions.

B.	Reconciliation of reportable segment information to consolidated statement of financial position and consolidated income statement

Reconciliation of ordinary income

	(Millions of yen)
	For the year ended March 31, 2019	For the year ended March 31, 2018
Ordinary income under Japanese GAAP	479,113	390,060
Interest income	2,401	8,033
Fees and commission income	(6,137)	(8,896)
Loans and other receivables	(3,207)	—
Others	(1,851)	(3,255)

Ordinary income under IFRS *[1]	470,318	385,941

Reconciliation of net profit (loss) attributable to shareholder of JBIC

	(Millions of yen)
	For the year ended March 31, 2019	For the year ended March 31, 2018
Segment profit under Japanese GAAP	53,022	62,081
Interest income	9,475	8,050
Fees and commission income	(5,974)	(8,896)
Net income (expense) from derivative financial instruments *[2]	76,072	(92,979)
(Reversal of) impairment losses on financial assets *[3]	3,892	(58,449)
Loans and other receivables	(3,207)	—
Other expenses	1,197	2,844
Others	1,209	(4,244)

Net profit (loss) attributable to shareholder of JBIC under IFRS	135,688	(91,592)

Reconciliation of assets

	(Millions of yen)
	As of March 31, 2019	As of March 31, 2018
Segment assets under Japanese GAAP	17,648,951	18,012,060
Derivative financial instrument assets *[4]	102,982	106,150
Financial assets at fair value through profit or loss	10,130	(633)
Securities	195	(7,299)
Loans and other receivables *[5]	(2,381,043)	(2,129,414)
Equity method investments	6,642	10,996

Total assets under IFRS	15,387,859	15,991,860

Reconciliation of liabilities

	(Millions of yen)
	As of March 31, 2019	As of March 31, 2018
Segment liabilities under Japanese GAAP	14,962,287	15,465,589
Derivative financial instrument liabilities *[4]	102,987	106,327
Bonds payable	23,389	(3,842)
Financial guarantee contracts *[5]	(2,467,693)	(2,241,388)
Other liabilities	17,036	20,522

Total liabilities under IFRS	12,638,008	13,347,209

Reconciliation of interest income

	(Millions of yen)
	For the year ended March 31, 2019	For the year ended March 31, 2018
Interest income under Japanese GAAP	450,798	336,768
Securities	—	3,324
Loans and other receivables	9,146	4,425
Financial assets at fair value through profit or loss	(7,074)	—
Others	329	284

Interest income under IFRS	453,200	344,801

Reconciliation of interest expense

	(Millions of yen)
	For the year ended March 31, 2019	For the year ended March 31, 2018
Interest expense under Japanese GAAP	365,878	249,256
Derivative financial instrument liabilities	(95,797)	(43,192)
Others	1,285	559

Interest expense under IFRS	271,366	206,624

Reconciliation of equity method investments

	(Millions of yen)
	As of March 31, 2019	As of March 31, 2018
Equity method investments under Japanese GAAP	86,860	100,453
Difference in the scope of the equity method	58,974	36,625

Equity method investments under IFRS	145,834	137,078

Reconciliation of impairment losses on financial assets

	(Millions of yen)
	For the year ended March 31, 2019	For the year ended March 31, 2018
Provision of allowance for loan losses under Japanese GAAP	19,561	51,528
Securities	12	709
Loans and other receivables *[3]	(3,184)	57,740
Financial guarantee contracts	(720)	—

Impairment losses on financial assets under IFRS	15,669	109,978

*[1]

“Ordinary income under IFRS” is an aggregate of “Interest income,” “Fee and commission income,” “Net investment income,” “Net gains on derecognition of financial assets measured at amortized cost,” “Other income,” and “Profits of equity method investments” reported in the consolidated income statement.

*[2]	This primarily represents an impact of reversing “Deferred gains (losses) on hedges” recognized as a result of applying hedge accounting under Japanese GAAP.

*[3]	This primarily represents a difference between “Provision of allowance for loan losses” under Japanese GAAP and “Impairment losses on financial assets” under IFRS.

*[4]

This primarily represents a difference in presentation of derivative financial instrument assets and derivative financial instrument liabilities between a net basis under Japanese GAAP and a gross basis under IFRS.

*[5]	This primarily represents a difference between the amounts of financial guarantee contracts recognized under Japanese GAAP and those recognized under IFRS.

C.	Information about geographical areas

i.	Interest income

	(Millions of yen)
	For the year ended March 31, 2019	For the year ended March 31, 2018
Japan	128,421	91,201
Australia	44,176	35,339
Asia and Oceania (excluding Japan and Australia)	73,321	64,490
Europe, the Middle East, and Africa	117,749	82,824
North America and Latin America	89,494	70,840
Other *	37	105

Total interest income in the consolidated income statement	453,200	344,801

The above information is based on the locations of customers.

*	“Other” includes interest income from international organizations.

ii.	Noncurrent assets

Noncurrent assets mainly consist of property and equipment. Information about noncurrent assets is omitted since the majority of the noncurrent assets on the consolidated statement of financial position are located in Japan.

D.	Information about major customers

There are no transactions with a single external customer resulting in more than 10% of ordinary income.

7. Cash and Due from Banks

Cash and due from banks as of March 31, 2019 and 2018 consisted of the following:

	(Millions of yen)
	As of March 31, 2019	As of March 31, 2018
Cash and due from banks
Due from banks	1,191,463	1,751,287

Total cash and due from banks	1,191,463	1,751,287

Cash and cash equivalents in the consolidated statement of cash flows reconcile to cash and due from banks in the consolidated statement of financial position as of March 31, 2019 and 2018, respectively, as follows:

	(Millions of yen)
	As of March 31, 2019	As of March 31, 2018
Cash and due from banks	1,191,463	1,751,287
Due from banks (excluding demand deposits)	(184,287)	(252,480)

Cash and cash equivalents	1,007,176	1,498,807

8. Derivative Financial Instrument Assets and Liabilities

Derivative financial instrument assets and derivative financial instrument liabilities as of March 31, 2019 and 2018 consisted of the following:

	(Millions of yen)
	As of March 31, 2019
	Notional amounts	Derivative financial instrument assets	Derivative financial instrument liabilities
Interest rate-related transactions
Interest rate swaps	5,194,898	39,226	77,197
Currency-related transactions
Currency swaps	3,655,284	105,884	165,847
Forward foreign exchange contracts	154,311	124	301

Total	—	145,235	243,346

	(Millions of yen)
	As of March 31, 2018
	Notional amounts	Derivative financial instrument assets	Derivative financial instrument liabilities
Interest rate-related transactions
Interest rate swaps	4,914,962	14,716	134,677
Currency-related transactions
Currency swaps	3,274,459	134,789	152,131
Forward foreign exchange contracts	94,832	—	620

Total	—	149,506	287,429

Hedge Accounting

i.	Fair value hedge

The JBIC Group issues long-term fixed rate bonds and therefore is exposed to changes in fair value due to movements in market interest rates. The JBIC Group manages this risk exposure by entering into pay floating/receive fixed interest rate swaps.

Hedge effectiveness is determined at the inception of the hedge relationship, and through periodic prospective effectiveness assessments to ensure that an economic relationship exists between the hedged item and hedging instrument. The JBIC Group enters into hedge relationships where the critical terms of the hedging instrument match exactly with the terms of the hedged item, and therefore a qualitative assessment of effectiveness is performed. If changes in circumstances affect the terms of the hedged item such that the critical terms no longer match exactly with the critical terms of the hedging instrument, the JBIC Group uses the hypothetical derivative method to assess effectiveness.

The JBIC Group establishes the hedging ratio by matching the notional of the derivatives with the principal of the portfolio being hedged. Possible sources of ineffectiveness are as follows:

a.	the JBIC Group or counterparty credit risk which impacts the fair value of interest rate swaps; and

b.	tenor differences between the hedging instruments and the hedged items.

The JBIC Group held the following interest rate swaps to hedge its interest rate risk on bonds payable as of March 31, 2019.

	(Millions of yen)
	As of March 31, 2019
	Currency	Notional amounts	Maturity
Interest rate swap	USD	721,435	July 2021 to October 2028

The amounts relating to items designated as hedging instruments were as follows.

	(Millions of yen)
	As of March 31, 2019
	Notional amounts	Carrying amount of hedging instruments		Line item in the statement of financial position
		Assets	Liabilities
Interest rate swap	721,435	27,485	—	Derivative financial instrument assets

	(Millions of yen)
	As of March 31, 2019
	Hedge ineffectiveness
	Change in fair value of hedging instruments for ineffectiveness assessment	Hedge ineffectiveness recognized in profit or loss	Line item in profit or loss that includes hedge ineffectiveness
Interest rate swap	27,485	37	Net expense from derivative financial instruments

The amounts related to items designated as hedged items were as follows.

	(Millions of yen)
	As of March 31, 2019
	Carrying amount of hedged items		Accumulated amount of fair value		Line item in the statement of financial position	Change in fair value of hedged item for ineffectiveness assessment
	Assets	Liabilities	Assets	Liabilities
Bonds payable in USD	—	752,742	—	27,522	Bonds payable	27,522

ii.	Net investment hedges in foreign operations

The JBIC Group has investments in foreign operations which are equity method investments in its consolidated financial statements and whose functional currency is the U.S. dollar. The foreign exchange rate exposures arising from these investments are hedged through the use of forward foreign exchange contracts. These contracts are entered into to hedge designated layer components of the exposure arising from the net assets held in the foreign operations and are rolled forward on a periodic basis.

The JBIC Group designates the spot element of the foreign exchange forwards only as hedging instruments. Changes in the fair value of the hedging instruments attributable to changes in forward points are recognized directly in profit or loss, in principle, as “Net income (expense) from derivative financial instruments” in the consolidated income statement. These amounts are, therefore, not included in the hedge ineffectiveness assessment.

The JBIC Group establishes the hedging ratio by matching the notional amounts of the forward foreign exchange contracts with designated layer component of the net assets of the foreign operation. Given that only the spot element of the forward foreign exchange contracts is designated in the hedge relationship and the amount of hedging instruments and hedged items are equivalent in U.S. dollars, no ineffectiveness is expected except for credit risk of the JBIC Group or counterparty of forward foreign exchange contracts, which is included in fair value of forward foreign exchange contracts.

The JBIC Group held the following forward foreign exchange contracts to hedge its net investments in foreign operations as of March 31, 2019.

	(Millions of yen)
	As of March 31, 2019
	Notional amounts	Average JPY-USD exchange rates
	Less than 1 year
Forward foreign exchange contracts	87,586	108.9

The amount relating to items designated as hedging instruments were as follows.

	(Millions of yen)
	As of March 31, 2019
	Notional amounts	Carrying amount of hedging instrument		Line item in the statement of financial position	Change in fair value of hedging instrument recognized in other comprehensive income
		Assets	Liabilities
Forward foreign exchange contracts	87,586	—	234	Derivative financial instrument liabilities	1,660

	(Millions of yen)
	As of March 31, 2019
	Hedge ineffectiveness			Reclassification
	Change in fair value of hedging instrument for ineffectiveness assessment	Hedge ineffectiveness recognized in profit or loss	Line item in profit or loss that includes hedge ineffectiveness	Amount reclassified from the hedge reserve to profit or loss	Line item affects profit or loss because of reclassification
Forward foreign exchange contracts	1,699	—	Net expense from derivative financial instruments	(39)	Other expenses

The amounts related to items designated at hedged items were as follows.

	(Millions of yen)
	As of March 31, 2019
	Change in fair value of hedged item for ineffectiveness assessment	Exchange differences on translation of foreign operations
Net investments in USD	1,699	1,660

The following table provides a reconciliation by risk category of components of equity and analysis of other comprehensive income items resulting from hedge accounting.

(Millions of yen)
For the year ended March 31, 2019
Exchange differences on translation of foreign operations
Beginning of the year	—
Net gains arising during the year	1,699
Reclassification adjustments	(39)

End of the year	1,660

9. Financial Assets at Fair Value through Profit or Loss

Financial assets at fair value through profit or loss as of March 31, 2019 and 2018 consisted of the following:

	(Millions of yen)
	As of March 31, 2019	As of March 31, 2018
Listed and unlisted equity securities	156,780	9,204
Unlisted debt instruments	205,183	—

Financial assets at fair value through profit or loss, total	361,964	9,204

10. Securities

Securities as of March 31, 2019, which were classified as amortized cost, and securities as of March 31, 2018, which were classified as available-for-sale securities consisted of the following:

	(Millions of yen)
	As of March 31, 2019	As of March 31, 2018
Securities
Unlisted equity securities	—	132,187
Unlisted debt securities	84,087	76,197

Securities, total	84,087	208,385

11. Loans and Other Receivables

Loans and other receivables as of March 31, 2019 and 2018 consisted of the following:

	(Millions of yen)
	As of March 31, 2019	As of March 31, 2018
Sovereign	533,103	604,384
Non-sovereign	12,981,654	13,030,568

Total sovereign and non-sovereign	13,514,757	13,634,953

Allowance for loan losses	(216,611)	(182,003)

Loans and other receivables, total	13,298,146	13,452,950

The portfolio of loans and other receivables is disclosed in more detail in Note 41 “Concentration of Credit Risk.”

Details of changes in the loss allowance for loans and other receivables for the year ended March 31, 2019 were as follows:

	(Millions of yen)
	For the year ended of March 31, 2019
	ECL staging			Total
Loss allowance	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL
As of April 1, 2018	7,214	15,821	174,048	197,084

Transfers:
Transfer to Stage 1	557	(557)	—	—
Transfer to Stage 2	(5)	5	—	—
Transfer to Stage 3	—	—	—	—
Net remeasurement from stage changes	(537)	454	—	(82)
Modification of contractual cash flows	—	—	1,301	1,301
Decrease in exposures	(1,415)	(3,362)	(1,812)	(6,590)
Increase in exposures	467	—	1,653	2,121
Changes in risk parameters	1,304	(1,336)	12,141	12,110
Other changes	751	668	9,246	10,666

As of March 31, 2019	8,337	11,693	196,579	216,611

The following table provides changes in the gross carrying amount of the loans and other receivables to show their impact on the changes in the loss allowance presented above.

	(Millions of yen)
	For the year ended March 31, 2019
	ECL staging			Total
Gross carrying amount	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL
As of April 1, 2018	11,536,255	1,333,611	543,956	13,413,823

Transfers:
Transfer to Stage 1	70,611	(70,611)	—	—
Transfer to Stage 2	(50,472)	50,472	—	—
Transfer to Stage 3	(191)	(83)	274	—
Modification of contractual cash flows	—	—	6,337	6,337
Decrease in exposures	(1,516,329)	(184,342)	(63,394)	(1,764,066)
Increase in exposures	1,334,574	613	15,727	1,350,915
Other changes	451,576	45,745	10,425	507,747

As of March 31, 2019	11,826,024	1,175,406	513,326	13,514,757

The following table includes summary information for loans and other receivables with lifetime ECL whose cash flows were modified during the period:

(Millions of yen)
For the year ended March 31, 2019
Loans and other receivables
Amortized cost before modification	208,539
Net modification gains	6,337

There were no loans and other receivables with 12-month ECL whose cash flows were modified during the period and transferred from Stage 3 or Stage 2 to Stage 1 as of March 31, 2019.

Details of changes in the allowance for loan losses for the year ended March 31, 2018 were as follows:

(Millions of yen)
For the year ended March 31, 2018
Allowance for loan losses
Beginning of the year	71,490
Impairment losses *	109,268
Write-offs	—
Adjustments on interests and others	1,244

End of the year	182,003

The policy for managing credit risk is disclosed in Note 38 “Financial Risk Management.”

*	Impairment losses for the fiscal year ended March 31, 2018 includes an increase of ¥119,167 million in the allowance for loan losses due to a deterioration in credit risk of a certain debtor.

12. Interests in Other Entities

The JBIC Group’s principal subsidiaries as of March 31, 2019 are shown in the table below. The JBIC Group consolidates all entities over which the JBIC Group has control. See Note 3 “Significant Accounting Policies” for additional information.

Name of entity	Country of incorporation	Ownership interest held by the JBIC Group (%)	Voting rights (%)	Principal activities
JBIC IG Partners	Japan	51	51	Management services for investments
Russia-Japan Investment Fund, L.P.*	Cayman Islands	100	—	Investments

*

JBIC does not have decision-making rights in Russia-Japan Investment Fund, L.P. JBIC, however, has determined that Russia-Japan Investment Fund, L.P. is a subsidiary of JBIC because an entity that has all of the decision-making rights is deemed to be an agent of JBIC.

13. Equity Method Investments

13-1. Investments in Associates

Investments in associates are accounted for using the equity method. The JBIC Group does not have any investments in associates that are individually material. Investments in associates that were not individually material were as follows:

	(Millions of yen)
	As of March 31, 2019	As of March 31, 2018
Total carrying amount	142,845	134,828

Financial information of associates that were not individually material was as follows (the amount presented is based on the JBIC Group’s ownership interest):

	(Millions of yen)
	As of March 31, 2019	As of March 31, 2018
Total comprehensive income (loss)	(887)	22,480

Associates did not record other comprehensive income. Therefore, profits (losses) of equity method investments were equal to the associates’ total comprehensive income (loss) presented above.

13-2. Investments in Joint Ventures

Investments in joint ventures are accounted for using the equity method except for the investments directly made by Russia-Japan Investment Fund L.P. The JBIC Group does not have any joint ventures that are individually material, and the aggregate balance of investments in joint ventures that are not individually material are not significant. Accordingly, the carrying amount of the investment and the financial information of the joint ventures are not presented.

14. Unconsolidated Structured Entities

The JBIC Group has interests in structured entities formed by other entities (“unconsolidated structured entities”) for the purpose of providing project financing, mainly to resources and infrastructure projects, aircraft leasing, ship leasing, and others. These unconsolidated structured entities obtain funds mainly through bank borrowings. The JBIC Group has interests in these unconsolidated structured entities in the form of loans, financial guarantees, or investments, and therefore the JBIC Group is exposed to credit risk and market risk of these unconsolidated structured entities.

The JBIC Group’s maximum exposure to losses from its interests in these unconsolidated structured entities consists of the carrying amounts of its investments in equity securities, the amounts of loans and loan commitments, and the amount of financial guarantee obligations. The maximum exposure represents the possible amount of total losses the JBIC Group could ever incur without considering any collateral held and other credit enhancements, and does not represent the probability of loss occurrence. Income received from interests in unconsolidated structured entities is mainly interest income and guarantee fees.

The following table summarizes the carrying amounts of assets and liabilities recognized in the consolidated statement of financial position of the JBIC Group and its maximum exposure to losses from its interests in the unconsolidated structured entities.

	(Millions of yen)
	As of March 31, 2019		As of March 31, 2018
	Carrying amount	Maximum exposure	Carrying amount	Maximum exposure
Financial assets at fair value through profit or loss	18,577	34,116	—	—
Loans and other receivables	6,157,242	7,213,167	6,136,192	7,239,966
Equity method investments	11,588	11,588	—	—

Assets, total	6,187,408	7,258,872	6,136,192	7,239,966

Financial guarantee contracts	23,484	520,293	10,068	444,110

Liabilities, total	23,484	520,293	10,068	444,110

15. Property and Equipment

Changes in the carrying amounts of property and equipment for the years ended March 31, 2019 and 2018 were as follows:

	(Millions of yen)
	Land	Building	Other	Total
Cost
As of April 1, 2017	24,311	3,792	1,286	29,390
Additions	—	121	1,416	1,538
Disposals	—	(2)	(100)	(102)
Other decreases	—	—	(320)	(320)

As of March 31, 2018	24,311	3,912	2,281	30,505
Additions	—	84	311	396
Disposals	—	—	(231)	(232)
Other decreases	—	—	(161)	(161)

As of March 31, 2019	24,311	3,996	2,199	30,508

Accumulated depreciation
As of April 1, 2017	—	876	900	1,777
Depreciation	—	171	243	415
Disposals	—	(1)	(86)	(87)

As of March 31, 2018	—	1,046	1,057	2,104
Depreciation	—	168	483	652
Disposals	—	—	(228)	(229)

As of March 31, 2019	—	1,215	1,312	2,528

Carrying amount
As of April 1, 2017	24,311	2,916	385	27,613

As of March 31, 2018	24,311	2,865	1,224	28,401

As of March 31, 2019	24,311	2,781	886	27,979

16. Other Assets

Other assets as of March 31, 2019 and 2018 consisted of the following:

	(Millions of yen)
	As of March 31, 2019	As of March 31, 2018
Other assets
Cash collateral paid for financial instruments	123,340	141,180
Intangible assets	6,710	3,472
Other *	3,095	110,393

Other assets, total	133,145	255,046

*	“Other” for the fiscal year ended March 31, 2018 includes ¥106,829 million of receivables related to terminated currency swaps.

17. Borrowings

Borrowings, including the currency of denomination and maturity dates, as of March 31, 2019 and 2018 consisted of the following:

	As of March 31, 2019		As of March 31, 2018
Currency	Maturity dates	Millions of yen	Maturity dates	Millions of yen
USD	May 2019 to September 2023	5,412,873	August 2018 to January 2023	5,892,072
EUR	November 2020 to April 2023	118,939	October 2018 to January 2023	145,143
JPY	March 2020 to November 2037	2,042,900	April 2018 to November 2037	2,333,542

Borrowings, total		7,574,713		8,370,758

Weighted-average contractual interest rates as of March 31, 2019 and 2018 were 2.13% and 1.52%, respectively.

The amounts of undiscounted contractual cash flows for borrowings by maturity date are disclosed in Note 44 “Maturity Analysis of Financial Liabilities.”

18. Bonds Payable

Bonds payable, including the currency of denomination, maturity dates and associated contractual interest rates, as of March 31, 2019 and 2018 consisted of the following:

	As of March 31, 2019			As of March 31, 2018
Currency	Maturity dates	Contractual interest rates	Millions of yen	Maturity dates	Contractual interest rates	Millions of yen
USD	May 2019 to October 2028	(Fixed) 1.500% – 3.500%	4,153,015	July 2018 to November 2027	(Fixed) 1.500% – 3.375%	3,869,538
	February 2020 to July 2020	(Floating) 3.106% – 3.221%	221,887	November 2018 to July 2020	(Floating) 2.134% – 2.513%	265,426
GBP	December 2020	(Fixed) 2.625%	61,528	December 2020	(Fixed) 2.625%	63,116
JPY	September 2019 to December 2025	(Fixed) 0.001% – 2.090%	170,449	March 2019 to December 2025	(Fixed) 0.001% – 2.090%	190,673

Bonds payable, total			4,606,882			4,388,754

JBIC’s bonds are secured by JBIC’s assets in the form of general liens in accordance with Article 34 of the JBIC Act.

The amounts of undiscounted contractual cash flows for bonds payable by maturity date are disclosed in Note 44 “Maturity Analysis of Financial Liabilities.”

19. Financial Guarantee Contracts

Financial guarantee contracts as of March 31, 2019 and 2018 consisted of the following:

	(Millions of yen)
	As of March 31, 2019	As of March 31, 2018
Sovereign	30,394	37,450
Non-sovereign	44,951	34,835

Financial guarantee contracts, total	75,346	72,285

Financial guarantee contracts are initially measured at fair value and subsequently measured at the higher of: (a) the amount initially recognized less accumulated amortization recognized in accordance with IFRS 15 (or IAS 18 for the fiscal year ended March 31, 2018) and (b) the loss allowance determined in accordance with IFRS 9 (or the best estimate of loss amount determined in accordance with IAS 37 for the fiscal year ended March 31, 2018) required for settling the guarantee obligation at the reporting date.

Details of changes in the loss allowance for financial guarantee contracts for the year ended March 31, 2019 were as follows:

	(Millions of yen)
	For the year ended March 31, 2019
	ECL staging			Total
Loss allowance	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL
As of April 1, 2018	1,407	1,447	1,757	4,612

Transfers:
Transfer to Stage 1	—	—	—	—
Transfer to Stage 2	—	—	—	—
Transfer to Stage 3	—	—	—	—
Decrease in exposures	(37)	(351)	(111)	(500)
Increase in exposures	93	—	—	93
Net remeasurement	182	(61)	(207)	(86)
Other changes	8	49	73	131

As of March 31, 2019	1,654	1,083	1,512	4,250

The following table provides changes in the exposure amount of the financial guarantee contracts to show their impact on the changes in the loss allowance presented above.

	(Millions of yen)
	For the year ended March 31, 2019
	ECL staging			Total
Exposure amount	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL
As of April 1, 2018	2,217,257	13,368	28,762	2,259,388

Transfers:
Transfer to Stage 1	—	—	—	—
Transfer to Stage 2	—	—	—	—
Transfer to Stage 3	—	—	—	—
Decrease in exposures	(114,161)	(3,245)	(743)	(118,150)
Increase in exposures	363,346	—	—	363,346
Other changes	(14,522)	452	1,252	(12,816)

As of March 31, 2019	2,451,920	10,575	29,271	2,491,767

20. Other Liabilities

Other liabilities as of March 31, 2019 and 2018 consisted of the following:

	(Millions of yen)
	As of March 31, 2019	As of March 31, 2018
Other liabilities
Accrued expenses	68,163	54,130
Unearned revenue	16,923	20,385
Cash collateral received for financial instruments	44,620	56,280
Liability for retirement benefits	7,220	7,037
Other*	793	90,147

Other liabilities, total	137,720	227,980

*	“Other” for the fiscal year ended March 31, 2018 includes ¥89,448 million of payables related to terminated currency swaps.

21. Employee Benefits

21-1. Post-employment Benefits

i.	Defined benefit plans

JBIC has defined benefit pension plans composed of funded-type defined benefit corporate pension plans and unfunded-type lump-sum severance indemnity plans. Benefits provided under the plans are determined based on multiple factors, such as the employees’ number of years of service and their salary levels.

In accordance with Japanese laws and regulations, JBIC’s defined benefit corporate pension plans are operated by corporate pension funds that are legally separate from JBIC. The laws and regulations require that JBIC or the board of the corporate pension funds and pension-managing trustees act in the best interests of the plan members and are responsible for managing the plan assets based on the prescribed policy.

JBIC is responsible for contributing funds determined based on a prescribed proportion of the salaries stipulated in JBIC’s pension rules. If the funded balance is below the minimum funding requirement at the annual close of the pension fund, JBIC is required to pay an additional contribution. Further, the contribution is calculated to maintain the balance in future periods and is recalculated every five years at the fiscal year-end of the pension fund.

JBIC’s defined benefit corporate pension plans are multi-employer plans, which are different from single-employer plans from the following perspectives:

a.	Assets contributed to multi-employer plans may be used to provide benefits to employees of other entities participating in the plan.

b.	When certain employers discontinue contributions, other employers may bear the unfunded obligations.

c.	When multi-employer plans are wound up or when an entity withdraws from a multi-employer plan, the entity may be required to pay for unfunded obligations as a special contribution.

The plans expose JBIC to the following actuarial risks, including investment risk, interest rate risk, and longevity risk:

a.	Investment risk

The present value of defined benefit obligations is calculated using a discount rate, which is determined based on market yields on high-quality corporate bonds. Should the return on plan assets fall below this discount rate, a deficit in the defined benefit plan could arise.

b.	Interest rate risk

A decline in market yields on high-quality corporate bonds leads to an increase in defined benefit obligations. The increase in obligations, however, is partly offset by an increase in the fair value of debt instruments (i.e., plan assets).

c.	Longevity risk

JBIC’s defined benefit plans include lifelong annuity plans, which require JBIC’s guarantee at the time of the employees’ retirement to pay retirement benefits to plan members over their lifetime. The present value of defined benefit obligations is determined based on JBIC’s best estimate of the mortality of plan members both during and after their employment. An extended average longevity of plan members will cause an increase in defined benefit obligations.

Subsequent to returning the substitutional portion of welfare pension fund plans to the government, JBIC introduced defined benefit corporate pension plans on October 1, 2014. The welfare pension fund plans previously served as substitute for that portion of the benefits that should have been covered by the public pension plan, but JBIC obtained approvals from the Minister of Health, Labour and Welfare for an exemption from the obligation to pay benefits related to future employee service periods on April 1, 2013, and past employee service periods on October 1, 2014. Plan assets of the welfare pension funds were transferred to the corporate pension funds operated by the defined benefit corporate pension plans on October 1, 2014. The corporate pension funds paid to the government ¥52,817 million of the refund (i.e., minimum reserve) on September 22, 2017. During the fiscal year ended March 31, 2018, JBIC recognized a loss of ¥3 million due to the costs of retirement benefits related to the refund. This loss was included in operating expenses.

Changes in the present value of defined benefit obligations and the fair value of plan assets

		(Millions of yen)
		For the year ended March 31, 2019	For the year ended March 31, 2018
(a)	Net defined benefit liability for funded and unfunded type plans (beginning) (b)-(d)+(g)	7,037	6,983

Changes in the present value of defined benefit obligations for funded type plans:
(b)	Beginning balance	6,428	8,984

	Current service cost	123	120
	Interest expense	32	37
	Remeasurements
	Actuarial gains and losses arising from changes in financial assumptions	121	123
	Other	62	98
	Payments by the plan	(283)	(229)
	Decrease due to the transfer of the substitutional portion of the welfare pension fund	—	(2,706)

(c)	Ending balance	6,485	6,428

Changes in the fair value of plan assets:
(d)	Beginning balance	4,411	6,964

	Interest income	22	25
	Remeasurements
	Return on plan assets	208	237
	Contributions by the employer	125	122
	Payments by the plan	(283)	(229)
	Decrease due to the transfer of the substitutional portion of the welfare pension fund	—	(2,709)

(e)	Ending balance	4,483	4,411

(f)	Net defined benefit liability for funded type plans (ending) (c)-(e)	2,001	2,017

Changes in the present value of defined benefit obligations for unfunded type plans:
(g)	Beginning balance	5,019	4,963

	Current service cost	332	332
	Interest expense	24	29
	Remeasurements
	Actuarial gains and losses arising from changes in financial assumptions	41	41
	Other	218	159
	Payments by the plan	(419)	(507)

(h)	Ending balance	5,218	5,019

(i)	Net defined benefit liability for funded and unfunded type plans (ending) (f)+(h)	7,220	7,037

Significant actuarial assumptions used in determining the present value of defined benefit obligations

Items	As of March 31, 2019	As of March 31, 2018
Discount rate (%)	0.4%	0.5%
Salary increase rate (%)	4.3%	4.4%

An assessment of defined benefit obligations requires judgments in respect of uncertain future events. The following table shows the impact in the form of a sensitivity analysis of changes in discount rates on the defined benefit obligations at each reporting date. The sensitivity analysis is prepared based on the assumption that other variables remain constant; however, in practice, variables do not necessarily change in isolation. Negative amounts represent a decrease, while positive amounts show an increase in the defined benefit obligations.

Sensitivity analysis (discount rate)

	(Millions of yen)
	0.5% increase	0.5% decrease
Effect on defined benefit obligations as of March 31, 2019	(791)	859
Effect on defined benefit obligations as of March 31, 2018	(794)	865

Fair value by plan asset category

	(Millions of yen)
	As of March 31, 2019
Categories of plan assets	With quoted market prices in an active market	Without quoted market prices in an active market	Total
Equity securities (Japan)	527	—	527
Equity securities (foreign countries)	538	—	538

Total equity securities	1,065	—	1,065
Debt securities (Japan)	2,462	—	2,462
Debt securities (foreign countries)	348	—	348

Total debt securities	2,810	—	2,810
General accounts of life insurance companies	—	584	584
Cash and due from banks	23	—	23

Plan assets, total	3,899	584	4,483

	(Millions of yen)
	As of March 31, 2018
Categories of plan assets	With quoted market prices in an active market	Without quoted market prices in an active market	Total
Equity securities (Japan)	549	—	549
Equity securities (foreign countries)	496	—	496

Total equity securities	1,046	—	1,046
Debt securities (Japan)	2,397	—	2,397
Debt securities (foreign countries)	337	—	337

Total debt securities	2,735	—	2,735
General accounts of life insurance companies	—	605	605
Cash and due from banks	24	—	24

Plan assets, total	3,805	605	4,411

Expected contribution to plan assets for the fiscal year ending March 31, 2020:	¥155 million

Weighted-average duration of defined benefit obligations
As of March 31, 2019	15 years
As of March 31, 2018	15 years

ii.	Defined contribution plans

On October 1, 2014, JBIC introduced defined contribution plans.

JBIC recognized costs of ¥26 million and ¥25 million related to the defined contribution plans for the years ended March 31, 2019 and 2018, respectively.

21-2. Employee Benefit Expenses

Total employee benefit expenses included in operating expenses in the consolidated income statement were as follows:

	(Millions of yen)
	For the year ended March 31, 2019	For the year ended March 31, 2018
Employee benefit expenses	7,189	6,932

22. Capital Stock and Other Reserves

Total number of authorized shares

	(Thousands of shares)
	As of March 31, 2019	As of March 31, 2018
Common stock with no stated value	5,164,000,000	5,164,000,000

Shares of common stock issued and fully paid (common stock with no stated value)

	For the year ended March 31, 2019		For the year ended March 31, 2018
	Thousands of shares	Millions of Yen	Thousands of shares	Millions of yen
Beginning of the year	1,615,200,000	1,615,200	1,533,000,000	1,533,000
Issuance of new shares	20,100,000	20,100	82,200,000	82,200

End of the year	1,635,300,000	1,635,300	1,615,200,000	1,615,200

Total amount of capital stock

	(Millions of yen)
	As of March 31, 2019	As of March 31, 2018
Capital stock	1,785,300	1,765,200

Other reserves presented in the consolidated statement of changes in equity

Available-for-sale financial assets

The amount represents valuation changes in respect of the fair value of available-for-sale financial assets under IAS 39.

Deferred gains or losses on hedges

For hedges that qualify for hedge accounting under Japanese GAAP but that do not meet the conditions for hedge accounting under IAS 39, JBIC discontinued hedge accounting in respect of each hedge category. For cash flow hedges under Japanese GAAP, deferred gains or losses on hedges are recognized in other reserves at the date of transition and are recognized in profit or loss based on cash flows arising from hedged transactions.

Remeasurement of defined benefit plans

Remeasurement of defined benefit plans represents the changes in actuarial gains and losses and the return on plan assets, excluding amounts included in interest income. Actuarial gains and losses represent experience adjustments to the defined benefit obligations (i.e., differences between the actuarial assumptions at the beginning of the year and what has actually occurred) and the effects of changes in actuarial assumptions. Actuarial gains and losses are recognized in other comprehensive income as incurred and are immediately transferred from other reserves to retained earnings.

Exchange differences on translation of foreign operations

The amount represents the JBIC Group’s share of the translation differences arising on translating the consolidated financial statements of foreign subsidiaries, associates and joint ventures into the functional currency of JBIC. The amount includes gains or losses on the hedging instruments that are determined to be effective hedges of the net investments in foreign operations.

Capital controls

JBIC is not subject to either the Banking Act or capital adequacy regulations; however, JBIC is subject to the JBIC Act, and it has the following agreements with the Japanese government:

•	The government, at all times, holds the total number of outstanding shares of JBIC (Article 3 of the JBIC Act).

•	The government may make contributions to JBIC, if necessary, limited to the amount appropriated in the budget (Article 4 of the JBIC Act).

•

JBIC prepares a budget for revenues and expenditures and submits it to the Minister of Finance each fiscal year. After the Cabinet’s decision is made, the Cabinet submits the budget to the Diet together with the national budget (Article 16 and Article 19 of the JBIC Act). JBIC’s business plans and financial plans (e.g., borrowings from the fiscal loan funds and foreign exchange funds, corporate bonds, capital contribution from the general account, and loans) are attached to the above-mentioned budget and submitted to the Diet (Article 17 of the JBIC Act).

JBIC manages the equity presented in the consolidated statement of financial position as its capital. Capital stock as of March 31, 2019 and 2018 is as presented above.

23. Dividend Distribution

JBIC is restricted in its ability to distribute dividends in accordance with Article 31 of the JBIC Act.

JBIC paid ¥20,846 million to the national treasury on June 29, 2017, for the year ended March 31, 2017, ¥31,150 million on June 28, 2018, for the year ended March 31, 2018, and ¥26,525 million on June 27, 2019, for the year ended March 31, 2019, in accordance with the JBIC Act as noted below. These amounts are calculated based on the amount of the retained earnings under Japanese GAAP.

In the event that the amount of the retained earnings recorded at each year-end closing in respective accounts for operations defined in each item of Article 26-2 of the JBIC Act:

i.

exceeds zero, JBIC accumulates an amount calculated in accordance with the standards prescribed by the Cabinet Order as a reserve, until it reaches a certain amount stipulated by the Cabinet Order; and if there is a surplus, JBIC pays such a surplus into the national treasury within three months after the annual closing date (Paragraph 1 of Article 31 of the JBIC Act); or

ii.	falls below zero, the reserve is transferred to the retained earnings to the extent that the amount of retained earnings becomes zero (Paragraph 2 of Article 31 of the JBIC Act).

24. Interest Income and Interest Expense

Interest income and interest expense for the years ended March 31, 2019 and 2018 consisted of the following:

	(Millions of yen)
	For the year ended March 31, 2019	For the year ended March 31, 2018
Interest income
Due from banks	13,538	10,948
Securities	1,361	5,153
Loans and other receivables	438,266	328,687
Other	34	12

Interest income, total	453,200	344,801

Interest expense
Borrowings	156,898	115,370
Bonds payable	114,020	90,885
Financial guarantee contracts	329	301
Other	118	65

Interest expense, total	271,366	206,624

Net interest income	181,834	138,177

Interest income earned on financial assets that were impaired was ¥17,964 million for the year ended March 31, 2018.

25. Fee and Commission Income and Fee and Commission Expense

Fee and commission income, as well as fee and commission expense for the years ended March 31, 2019 and 2018 consisted of the following:

	(Millions of yen)
	For the year ended March 31, 2019	For the year ended March 31, 2018
Fee and commission income
Guarantee fees	15,137	14,775
Other	1,754	242

Fee and commission income, total	16,892	15,018

Fee and commission expense
Outsourcing expenses	2,924	1,965
Other	69	78

Fee and commission expense, total	2,993	2,043

26. Net Expense from Derivative Financial Instruments

Net expense from derivative financial instruments for the years ended March 31, 2019 and 2018 consisted of the following:

	(Millions of yen)
	For the year ended March 31, 2019	For the year ended March 31, 2018
Net expense from derivative financial instruments
Net interest expense from interest rate swaps	98,068	43,182
Net loss (gain) on valuation of derivative financial instruments	(101,913)	100,561
Other *	23,372	(5,353)

Net expense from derivative financial instruments, total	19,527	138,389

*	The amount includes adjustments of the carrying amounts of hedged items under fair value hedge.

27. Net Loss from Financial Assets at Fair Value through Profit or Loss

Net loss from financial assets at fair value through profit or loss for the years ended March 31, 2019 and 2018 consisted of the following:

	(Millions of yen)
	For the year ended March 31, 2019	For the year ended March 31, 2018
Net loss from listed and unlisted equity securities	6,034	146
Net loss (income) from unlisted debt instruments	(4,240)	—

Net loss from financial assets at fair value through profit or loss, total	1,794	146

28. Net Investment Income

Net investment income for the years ended March 31, 2019 and 2018 consisted of the following:

	(Millions of yen)
	For the year ended March 31, 2019	For the year ended March 31, 2018
Net investment income
Gains on sales or redemptions	—	88

Net investment income, total	—	88

29. Impairment Losses on Financial Assets

Impairment losses on financial assets for the years ended March 31, 2019 and 2018 consisted of the following:

	(Millions of yen)
	For the year ended March 31, 2019	For the year ended March 31, 2018
Impairment losses on financial assets
Securities	12	709
Loans and other receivables *	16,377	109,268
Financial guarantee contracts	(720)	—

Impairment losses on financial assets, total	15,669	109,978

*	Impairment losses for the fiscal year ended March 31, 2018 include an increase of ¥119,167 million in the allowance for loan losses due to a deterioration in credit risk of a certain debtor.

30. Net Gains on Derecognition of Financial Assets Measured at Amortized Cost

During the fiscal year ended March 31, 2019, the JBIC Group sold certain debt instruments in line with its credit risk management decision to eliminate exposures arising from a deterioration in credit risk. The JBIC Group realized gains of ¥74 million on the sale of the assets.

31. Other Income and Other Expenses

Other income and other expenses for the years ended March 31, 2019 and 2018 consisted of the following:

	(Millions of yen)
	For the year ended March 31, 2019	For the year ended March 31, 2018
Other income
Reversals of financial guarantee contracts	—	549
Gain on foreign exchange transactions *	—	2,841
Other	150	162

Other income, total	150	3,552

Other expenses
Loss on foreign exchange transactions *	805	—
Other	635	822

Other expenses, total	1,440	822

*	The amount includes gains or losses arising on the foreign currency translation of notional amounts of the currency swap contracts by using the exchange rate at the reporting date.

32. Operating Expenses

Operating expenses for the years ended March 31, 2019 and 2018 consisted of the following:

	(Millions of yen)
	For the year ended March 31, 2019	For the year ended March 31, 2018
Operating expenses
Salaries and allowances	5,877	5,635
Retirement benefit costs	517	524
Welfare expenses	795	773
Depreciation and amortization	1,944	1,460
Travel expenses	1,552	1,504
Other	10,251	9,647

Operating expenses, total	20,938	19,545

33. Income Taxes

JBIC is a nontaxable entity in accordance with Paragraph 2, Item 5 of the Corporate Tax Act of Japan (Act No. 34, 1965) and has no obligation to pay corporate taxes. JBIC IG Partners is a taxable entity and has an obligation to pay corporate taxes as applicable under relevant laws. Russia-Japan Investment Fund, L.P. is a tax-exempt limited partnership established under Cayman Islands laws and has no obligation to pay corporate taxes. As the balances of income taxes are insignificant, the financial information for income taxes is not presented.

34. Analysis of Financial Assets and Liabilities by Measurement Basis

Subsequent to initial recognition, financial assets and liabilities are measured either at fair value or amortized cost in accordance with the measurement classifications defined in IFRS 9. Note 3 “Significant Accounting Policies” describes how these classifications of financial assets and liabilities are measured, and how income and expenses are recognized in profit or loss.

The following tables present the carrying amounts of the financial assets and liabilities in the consolidated statement of financial position, by category and by line item, as of March 31, 2019 and 2018:

	(Millions of yen)
	As of March 31, 2019
	Financial assets and liabilities measured at FVPL	Financial assets measured at amortized cost	Financial liabilities measured at amortized cost	Total
Financial assets
Cash and due from banks	—	1,191,463	—	1,191,463
Derivative financial instrument assets	145,235	—	—	145,235
Financial assets at fair value through profit or loss	361,964	—	—	361,964
Securities	—	84,087	—	84,087
Loans and other receivables	—	13,298,146	—	13,298,146

Financial assets, total	507,200	14,573,698	—	15,080,898

Financial liabilities
Derivative financial instrument liabilities	243,346	—	—	243,346
Borrowings	—	—	7,574,713	7,574,713
Bonds payable	—	—	4,606,882	4,606,882

Financial liabilities, total	243,346	—	12,181,595	12,424,942

In addition to the above, JBIC had ¥75,346 million of financial guarantee contracts measured in accordance with IFRS 9 as of March 31, 2019.

	(Millions of yen)
	As of March 31, 2018
	Financial assets and liabilities measured at FVPL	Loans and receivables	Available-for- sale financial assets	Financial liabilities measured at amortized cost	Total
Financial assets
Cash and due from banks	—	1,751,287	—	—	1,751,287
Derivative financial instrument assets	149,506	—	—	—	149,506
Financial assets at fair value through profit or loss	9,204	—	—	—	9,204
Securities	—	—	208,385	—	208,385
Loans and other receivables	—	13,452,950	—	—	13,452,950

Financial assets, total	158,711	15,204,237	208,385	—	15,571,334

Financial liabilities
Derivative financial instrument liabilities	287,429	—	—	—	287,429
Borrowings	—	—	—	8,370,758	8,370,758
Bonds payable	—	—	—	4,388,754	4,388,754

Financial liabilities, total	287,429	—	—	12,759,513	13,046,943

In addition to the above, JBIC had ¥72,285 million of financial guarantee contracts measured in accordance with IAS 39 as of March 31, 2018.

35. Offsetting Financial Assets and Financial Liabilities

The following tables present quantitative information in respect of financial instruments that are subject to enforceable master netting arrangements or similar agreements as of March 31, 2019 and 2018. Of the financial assets held by the JBIC Group, amounts related to master netting agreements in respect of derivative transactions are disclosed in the following tables. The right to offset in accordance with these master netting agreements only becomes effective in the event of default or certain other events outside the normal course of business. The excess portion of the collateral received and collateral pledged is excluded.

	(Millions of yen)
	As of March 31, 2019
	Gross amounts of financial assets and liabilities recognized (a)	Amounts that are offset (b)	Net amounts presented in the consolidated statement of financial position (c)=(a)-(b)	Amounts subject to an enforceable master netting agreement or similar agreement and not included in (b) (d)		Net amount (e)=(c)-(d)
				Amounts related to financial instruments recognized that do not meet the offsetting criteria	Amounts related to financial collateral (including cash collateral)
Financial assets
Derivative financial instrument assets	145,110	—	145,110	(102,988)	(44,620)	—

Financial assets, total	145,110	—	145,110	(102,988)	(44,620)	—

Financial liabilities
Derivative financial instrument liabilities	243,045	—	243,045	(102,988)	(123,340)	16,716

Financial liabilities, total	243,045	—	243,045	(102,988)	(123,340)	16,716

	(Millions of yen)
	As of March 31, 2018
	Gross amounts of financial assets and liabilities recognized (a)	Amounts that are offset (b)	Net amounts presented in the statement of financial position (c)=(a)-(b)	Amounts subject to an enforceable master netting agreement or similar agreement and not included in (b) (d)		Net amount (e)=(c)-(d)
				Amounts related to financial instruments recognized that do not meet the offsetting criteria	Amounts related to financial collateral (including cash collateral)
Financial assets
Derivative financial instrument assets	149,505	—	149,505	(106,350)	(56,280)	—

Financial assets, total	149,505	—	149,505	(106,350)	(56,280)	—

Financial liabilities
Derivative financial instrument liabilities	286,809	—	286,809	(106,350)	(141,180)	39,278

Financial liabilities, total	286,809	—	286,809	(106,350)	(141,180)	39,278

36. Fair Value of Financial Assets and Liabilities

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The fair values stated below represent the best estimate determined using various valuation methods and assumptions, and the JBIC Group gives the highest priority to quoted prices in active markets. If such prices are not available, the fair values are determined using valuation techniques. The valuation techniques, if used, maximize the use of observable inputs and minimize the use of unobservable inputs.

The table below sets forth the carrying amounts and fair values of major financial assets and liabilities as of March 31, 2019 and 2018:

	(Millions of yen)
	As of March 31, 2019		As of March 31, 2018
	Carrying amount	Fair value	Carrying amount	Fair value
Financial Assets
Derivative financial instrument assets	145,235	145,235	149,506	149,506
Financial assets at fair value through profit or loss	361,964	361,964	9,204	9,204
Securities *	84,087	83,892	196,597	196,597
Loans and other receivables	13,298,146	13,310,755	13,452,950	13,414,746

Financial Liabilities
Derivative financial instrument liabilities	243,346	243,346	287,429	287,429
Borrowings	7,574,713	7,636,800	8,370,758	8,425,665
Bonds payable	4,606,882	4,589,487	4,388,754	4,315,172
Financial guarantee contracts	75,346	6,613	72,285	7,427

*

For the fiscal year ended March 31, 2018, the carrying amount of securities is different from the amount presented in the consolidated statement of financial position by the carrying amount of unlisted equity securities, which is presented below.

Valuation methods used in determining the fair values of financial assets and liabilities

Derivative financial instrument assets and liabilities

Derivative financial instrument assets and liabilities held by JBIC are all over-the-counter (“OTC”) derivatives.

The fair values of OTC derivatives are measured using the projected future cash flows with observable inputs, mainly interest rates and foreign exchange rates. In determining the fair values, counterparty and JBIC’s credit risks are incorporated. In reflecting these credit risks, the default rates are determined with reference to observable market data, and the impact of master netting agreements and the effect of collateral are also incorporated.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss comprise listed and unlisted equity securities (i.e., some stocks and investments in partnerships), which include financial assets classified as debt instruments in accordance with IAS 32 Financial instruments: Presentation, and certain loans and other receivables.

Fair values of listed equity securities are determined using quoted market prices if the market prices are appropriate for valuation. Otherwise or as it pertains to stocks included in unlisted equity securities, their fair values are determined using valuation techniques, including the DCF method. The inputs used include unobservable inputs, such as the expected rate of return. For certain unlisted equity securities, the reported net asset values or a recent transaction price are considered to represent the fair values of these investments at the reporting date.

For certain unlisted equity securities (stocks), which were included in “Securities” as of March 31, 2018 but included in “Financial assets at fair value through profit or loss” as of March 31, 2019, there were no quoted market prices in an active market nor sufficient data available to determine their fair values using valuation techniques for the fiscal year ended March 31, 2018. Since their fair values could not have been reliably measured, the unlisted equity securities (stocks) were measured at historical cost (¥11,787 million) in accordance with IAS 39 as of March 31, 2018. However, for the fiscal year March 31, 2019, additional information was available to determine their fair values reliably, therefore the unlisted equity securities (stocks) were measured at fair value as of March 31, 2019 using valuation techniques described above.

Since loans with variable interest rates reflect market interest rates in the short term, amounts calculated by applying the floating rate note method and a risk-free rate adjusted by unobservable inputs, such as the default ratio and collateral coverage ratio, represent the fair values of the loans.

For loans with fixed interest rates, the total amounts of the contractual principal and interest are discounted by using a risk-free rate adjusted by unobservable inputs, such as the default ratio and collateral coverage ratio, to calculate the fair values. Further, in respect of claims against bankrupt borrowers, substantially bankrupt borrowers, and potentially bankrupt borrowers, estimated loan losses are calculated based on the amounts expected to be collected from the collateral or guarantees.

Securities

Securities held by JBIC Group are unlisted debt securities. Quoted prices that are made available by third parties, such as brokers, are used for measuring fair values of the securities.

Loans and other receivables

Since loans with variable interest rates reflect market interest rates in the short term, amounts calculated by applying the floating rate note method and a risk-free rate adjusted by unobservable inputs, such as the default ratio and collateral coverage ratio, represent the fair values of the loans.

For loans with fixed interest rates, the total amounts of the contractual principal and interest are discounted by using a risk-free rate adjusted by unobservable inputs, such as the default ratio and collateral coverage ratio, to calculate the fair values. Further, in respect of claims against bankrupt borrowers, substantially bankrupt borrowers, and potentially bankrupt borrowers, estimated loan losses are calculated based on the amounts expected to be collected from the collateral or guarantees. Thus, the amortized amount, net of an allowance for loan losses as of the reporting date approximates the fair value and such an amount represents the fair value.

Borrowings

Borrowings with variable interest rates reflect short-term market interest rates, and the credit risk of JBIC has not been significantly affected by these borrowings. Accordingly, the carrying amount is used as fair value as it is considered to approximate the fair value. For borrowings with fixed interest rates, fair value is calculated by discounting the total amount of the contractual principal and interest of the borrowings by the standard government bond rate.

Bonds payable

Market value is used as the fair value of the bonds.

Financial guarantee contracts

The fair value of financial contracts is determined by discounting the estimated future losses arising from guarantee obligations using a risk-free rate adjusted by the credit default swap spread of government bonds. Unobservable inputs, such as the default ratio and coverage ratio, are used to determine the estimated future losses associated with guarantee obligations. The fair value hierarchy of financial assets and liabilities is described in Note 37 “Fair Value Hierarchy.”

37. Fair Value Hierarchy

The inputs used in the valuation techniques that measure the fair values of assets and liabilities are categorized into the following three-level hierarchy:

•	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities;

•	Level 2: inputs other than quoted prices included within Level 1 that are observable for assets or liabilities, either directly or indirectly; and

•	Level 3: unobservable inputs.

The fair value hierarchy of an asset or liability is determined based on the hierarchy of inputs used in the fair value measurement of that asset or liability. If the inputs used to measure the fair value of an asset or a liability are categorized within different levels of the fair value hierarchy, the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

The following table shows a breakdown of assets and liabilities measured at fair value by level of the fair value hierarchy as of March 31, 2019 and 2018:

	(Millions of yen)
	As of March 31, 2019
	Level 1	Level 2	Level 3	Total
Assets
Derivative financial instrument assets
Interest-related derivatives
Interest rate swaps	—	39,226	—	39,226
Currency-related derivatives
Currency swaps	—	105,884	—	105,884
Forward foreign exchange contracts	—	124	—	124

Derivative financial instrument assets, total	—	145,235	—	145,235

Financial assets at fair value through profit or loss	—	541	361,423	361,964

Liabilities
Derivative financial instrument liabilities
Interest-related derivatives
Interest rate swaps	—	77,197	—	77,197
Currency-related derivatives
Currency swaps	—	165,847	—	165,847
Forward foreign exchange contracts	—	301	—	301

Derivative financial instrument liabilities, total	—	243,346	—	243,346

	(Millions of yen)
	As of March 31, 2018
	Level 1	Level 2	Level 3	Total
Assets
Derivative financial instrument assets
Interest-related derivatives
Interest rate swaps	—	14,716	—	14,716
Currency-related derivatives
Currency swaps	—	134,789	—	134,789

Derivative financial instrument assets, total	—	149,506	—	149,506

Financial assets at fair value through profit or loss	—	921	8,282	9,204

Securities	—	76,197	120,400	196,597

Liabilities
Derivative financial instrument liabilities
Interest-related derivatives
Interest rate swaps	—	134,677	—	134,677
Currency-related derivatives
Currency swaps	—	152,131	—	152,131
Forward foreign exchange contracts	—	620	—	620

Derivative financial instrument liabilities, total	—	287,429	—	287,429

37-1. Transfers between Level 1 and Level 2

There were no transfers between Level 1 and Level 2 during the years ended March 31, 2019 and 2018.

37-2. Quantitative Information about the Significant Unobservable Inputs Used in the Fair Value Measurement of Level 3 Financial Assets

The following tables present the significant unobservable inputs used in the fair value measurement of Level 3 financial assets that are recorded in the consolidated statement of financial position at fair value:

	As of March 31, 2019
	Fair value (Millions of yen)	Valuation method	Unobservable input	Range
Financial assets at fair value through profit or loss
Listed equity securities (stocks)	9,207	DCF method	Discount rates	13.1%
			Expected cash flows	— *[1]
Unlisted equity securities (stocks)	77,963	DCF method	Discount rates	2.8%–15.1%
			Expected cash flows	— *[1]
	7,525	Net asset value	— *[2]	— *[2]
	2,805	Recent transaction price	— *[3]	— *[3]
Unlisted equity securities (investments in partnerships)	58,739	Net asset value	— *[2]	— *[2]
Unlisted debt instruments (loans)	205,183	DCF method	Discount rates	(0.1)%–0.6%
			Expected cash flows	— *[1]

	As of March 31, 2018
	Fair value (Millions of yen)	Valuation method	Unobservable input	Range
Financial assets at fair value through profit or loss
Listed equity securities (stocks)	8,282	Recent transaction price	— *[3]	— *[3]
Securities
Unlisted equity securities (stocks)	69,066	DCF method	Discount rates	2.8%–8.2%
			Expected cash flows	— *[1]
Unlisted equity securities (investments in partnerships)	50,952	Net asset value	— *[2]	— *[2]

*[1]

Expected cash flows used in the valuation based on the DCF method are unobservable inputs, and accordingly, various scenarios reflecting the performance of the issuers are taken into account in performing the valuation.

*[2]	The net asset values reported by the partnerships are deemed to represent the fair value as of the reporting date.

*[3]	The fair value as of the reporting date is based on recent transaction prices.

37-3. Movements in the Fair Value of Level 3 Financial Assets

The following table presents a reconciliation of the beginning and ending amounts of Level 3 financial assets that are recorded at fair value in the consolidated statement of financial position for the years ended March 31, 2019 and 2018:

	(Millions of yen)
	Securities	Financial assets at fair value through profit or loss
	Unlisted equity securities	Listed equity securities	Unlisted equity securities	Unlisted debt instruments	Total
As of April 1, 2017	112,975	—	—	—	112,975
Total gains (losses) recorded in profit or loss	2,517	—	—	—	2,517
Other comprehensive income	4,377	—	—	—	4,377
Purchases	11,149	8,282	—	—	19,432
Sales and redemptions	(10,619)	—	—	—	(10,619)

As of March 31, 2018	120,400	8,282	—	—	128,682
Effects of transition to IFRS 9	(120,400)	—	132,187	217,163	228,951
Total gains (losses) recorded in profit or loss	—	924	(7,788)	(2,682)	(9,546)
Purchases	—	—	29,217	33,170	62,388
Sales and redemptions	—	—	(6,584)	(42,468)	(49,052)

As of March 31, 2019	—	9,207	147,032	205,183	361,423

37-4. Sensitivity Analysis of Level 3 Instruments

The fair value measurements of Level 3 financial assets are performed using valuation techniques based on inputs, such as prices and rates that are not observable in the market. The following sensitivity analysis provides the impact on the profit or loss and other comprehensive income when changing the unobservable inputs used in determining the fair value measurements of Level 3 financial assets recorded at fair value in the consolidated statement of financial position, to the extent reasonably possible.

The nature of the sensitivity analysis is determined based on the type of financial instrument and the market conditions at the time. As of March 31, 2019 and 2018, the sensitivity analysis was performed by increasing or decreasing the discount rates used in the DCF method by 1%.

	(Millions of yen)
	As of March 31, 2019
	Total fair value measured using valuation techniques	Impact on profit or loss		Impact on other comprehensive income
		Favorable change	Unfavorable change	Favorable change	Unfavorable change
Financial assets at fair value through profit or loss
Listed equity securities (stocks)	9,207	398	(384)	—	—
Unlisted equity securities (stocks)	77,963	4,835	(4,479)	—	—
Unlisted debt instruments (loans)	205,183	9,864	(9,263)	—	—

	(Millions of yen)
	As of March 31, 2018
	Total fair value measured using valuation techniques	Impact on profit or loss		Impact on other comprehensive income
		Favorable change	Unfavorable change	Favorable change	Unfavorable change
Securities
Unlisted equity securities (stocks)	62,855	—	—	4,761	(4,356)

For the listed equity securities, certain unlisted equity securities (i.e., some stocks and investments in partnerships) and debt securities, the sensitivity analysis was not performed since the effect of changing the unobservable inputs to reflect reasonably possible alternative assumptions did not change their fair values significantly.

37-5. Unrealized Losses of Level 3 Instruments

The following table presents changes in unrealized losses included in profit or loss for the years ended March 31, 2019 and March 31, 2018 related to Level 3 financial assets.

	(Millions of yen)
	For the year ended March 31, 2019	For the year ended March 31, 2018
Interest income	—	3,391
Net loss from financial assets at fair value through profit or loss	8,298	—
Other income	—	(1,122)
Impairment losses on financial assets	—	709

37-6. Fair Value Hierarchy of Assets and Liabilities for which Fair Values are Not Measured at Fair Value

The breakdown by fair value hierarchy of assets and liabilities that were not measured at fair value in the consolidated statement of financial position as of March 31, 2019 and 2018 was as follows:

	(Millions of yen)
	As of March 31, 2019
	Level 1	Level 2	Level 3	Total
Assets
Loans and other receivables	—	—	13,310,755	13,310,755
Securities	—	83,892	—	83,892
Liabilities
Borrowings	—	7,636,800	—	7,636,800
Bonds payable	—	4,589,487	—	4,589,487
Financial guarantee contracts	—	—	6,613	6,613

	(Millions of yen)
	As of March 31, 2018
	Level 1	Level 2	Level 3	Total
Assets
Loans and other receivables	—	—	13,414,746	13,414,746

Liabilities
Borrowings	—	8,425,665	—	8,425,665
Bonds payable	—	4,315,172	—	4,315,172
Financial guarantee contracts	—	—	7,427	7,427

38. Financial Risk Management

JBIC is a policy-based financial institution, conducting financial operations to achieve policy objectives, and its operations involve various risks, including credit risk, market risk (interest rate risk and exchange rate risk), liquidity risk, and operational risk. As such, JBIC has the following risk management policies in place.

38-1. Risk Management Structure

The types and magnitude of the risks associated with JBIC’s financial operations and its risk mitigation measures are different from those of risks associated with private financial institutions’ operations and their risk mitigation measures. Nonetheless, JBIC, as a financial institution, recognizes the importance of managing risk appropriately, and has built an organizational structure for risk management tailored to the types of risks and integrated risk management.

More specifically, JBIC identifies, measures, and monitors various risks to which JBIC is exposed in its operations, and defines ensuring the soundness and integrity of its operations and increasing transparency as the risk management objective. For this purpose, JBIC has designated staff responsible for managing various risks and established a department responsible for controlling the risk management efforts. In addition, the Corporate Risk Management Committee and the Asset Liability Management (ALM) Committee have also been set up to facilitate evaluations and discussions regarding successful risk management. JBIC has also established the Risk Advisory Committee, which mainly consists of external experts, to provide JBIC’s board of directors with advice for matters requiring their review, such as a risk assessment and the management structure of large credit exposures and issues related to the risk of large-scale projects.

38-2. Credit Risk Management

Credit risk refers to the potential loss from a decline or loss in the value of credit assets due to deterioration in the financial conditions of a debtor. This risk is inherent in JBIC’s operations as it primarily engages in lending activities. The credit risk exposure of JBIC may be classified into the following categories: sovereign risk, which involves financing to foreign governments; corporate risk, which involves financing to business firms; project risk, which occurs when a project is financed by project financing—a financing structure in which a loan is primarily secured by the cash flows generated from the project—fails to generate the planned cash flows; and country risk, which involves financing to foreign firms as well as projects located in foreign countries (a risk arising from the country where the debtor resides and the project is located that adds to corporate risk and project risk). Given the very nature of the financial support the JBIC Group provides, including support for developing and securing strategically important resources for Japan overseas, for maintaining and improving the international competitiveness of Japanese industries, and for promoting overseas business in order to preserve the global environment, such as preventing global warming, the JBIC Group frequently extends loans to foreign governments, government agencies, and foreign companies. As such, sovereign and country risks account for a significant portion of the credit risk accompanying JBIC’s lending activities.

Credit risk management structure

The cornerstone of credit risk management at JBIC is the evaluation of an individual borrower’s creditworthiness in advance of credit approval. When a new credit application is processed, the relevant finance departments (sales promotion departments) and credit departments collect and analyze information on the borrower. JBIC’s overseas representative offices also play a part in collecting information on foreign governments and corporations. Credit appraisal takes place based on the information that has been gathered and analyzed with the different departments ensuring appropriate checks throughout the process, leading to the final decision by the management. In providing credit to foreign governments and companies, JBIC takes maximum advantage of its unique position as a public financial institution. This includes exchanging views and information with the governments and relevant authorities in the recipient countries, multilateral institutions such as the International Monetary Fund and the World Bank, other regional development banks such as export credit agencies, and private financial institutions in developed countries. Using all these channels to exchange views and information, JBIC evaluates sovereign and country risks based on the broad range of information collected on the borrowing governments, the government agencies, and the political and economic conditions in their countries.

In providing credit to domestic and foreign companies, JBIC evaluates their creditworthiness and the appropriateness of the collateral and guarantees they offer. In respect of the credit provision related to overseas projects, credit evaluation involves examining the certainty of transactions to be financed, feasibility studies of the projects, and the industry in which the borrower operates. The concentration of credit risk is managed by setting a certain ratio to capital. The relevant finance departments and credit departments conduct proper credit risk management based on the credit risk rating system for segmented risk categories and the asset self-assessment system. In addition, an Integrated Risk Management Committee is held regularly to report the status of credit management to the management. The credit management situation is also checked by an independent auditing department.

Credit risk management methodology

A.	Credit risk assessment

Internal credit rating

JBIC has established an internal credit rating system, which covers, in principle, all borrowers. Internal credit ratings are the cornerstone of credit risk management, being used for individual credit appraisals and quantifying credit risk as described below.

Self-assessment of asset quality

JBIC performs a self-assessment of asset quality to ensure that the characteristics of its assets will be accurately reflected in its assessment results. In carrying out the self-assessment of the asset quality, the first-stage of the assessment is conducted by the finance departments, while the second-stage of the assessment is conducted by the credit department, and the internal inspection is performed by the internal audit department. The results of the self-assessment of the asset quality are used for determining the existence of evidence indicating that a financial asset or group of financial assets classified into loans and receivables is credit-impaired. In addition, they are used for the continuous reviews of the loan portfolio as well as actively used in the disclosures of assets to enhance the transparency of the JBIC Group’s financial position.

The “borrower category” is used to classify borrowers by their repayment abilities used in the self-assessment of asset quality, and borrowers are classified depending on their financial conditions as below:

Borrower Category	Borrowers’ financial condition
Normal borrowers	Borrowers with good business performances and no significant financial problems
Borrowers needing attention	Borrowers requiring close monitoring, excluding substandard borrowers
Substandard borrowers	Borrowers in the “borrowers needing attention category” with loans that are completely or partially more than three months past due or borrowers whose loans have been restructured
Potentially bankrupt borrowers	Borrowers perceived to have a high risk of becoming bankrupt
Substantially bankrupt borrowers	Borrowers who may not have legally or formally declared bankruptcy but are essentially bankrupt
Bankrupt borrowers	Borrowers who have legally or formally declared bankruptcy

B.	Quantifying credit risk

In addition to the above credit risk management related to individual borrowers, JBIC quantifies credit risk with a view to evaluating the risk of the overall loan portfolio. To quantify credit risk, it is important to take into account the characteristics of JBIC’s loan portfolio, which are not typically seen in other private financial institutions, namely that JBIC holds a significant portion of long-term loans that entail sovereign and country risks. Also to be taken into account are mechanisms for securing assets under an international supporting framework, such as the Paris Club*, which is a unique framework of debt management by official creditors. JBIC’s own credit risk quantification model, incorporating these factors, measures credit risk and is utilized for internal control purposes.

*

The Paris Club is an informal group of official creditors whose role is to find coordinated and sustainable solutions to the payment difficulties encountered by debtor nations. Since the first meeting took place in 1956 to resolve the debt problem of Argentina, the meeting has been held in Paris, with the French Treasury (in Paris) acting as its secretariat. Hence, it is known as the Paris Club.

38-3. Credit Risk Management in Financial Markets

Credit risk in financial markets is the risk that JBIC will suffer losses if a counterparty to a derivative financial instrument transaction is unable to execute the transactions in accordance with the terms of the contract due to its financial difficulties or bankruptcy. As such, JBIC continuously gathers information on the market value of derivative financial instruments, the credit risk amount in respect of each counterparty and counterparties’ financial conditions. JBIC also monitors and utilizes such data in assessing the appropriateness of counterparties.

JBIC mitigates credit risk in financial markets arising from derivatives transactions by entering into master netting agreements.

Under IFRS, JBIC’s derivative financial instrument assets and liabilities do not meet the offsetting criteria and they are presented on a gross basis in the consolidated statement of financial position.

In addition to the above, collateral is pledged by both parties to a transaction in accordance with market trends and risk levels.

39. Maximum Exposure to Credit Risk

The following tables summarize the JBIC Group’s maximum exposure to credit risk before recognizing risk mitigation by collateral or other credit enhancements as of March 31, 2019 and 2018:

Financial instruments not subject to impairment

	(Millions of yen)
	As of March 31, 2019		As of March 31, 2018
	Carrying amount	Maximum exposure	Carrying amount	Maximum exposure
Financial assets at fair value through profit or loss *[1]	361,964	564,583	9,204	9,398

*[1]

As of March 31, 2019, maximum exposure represents the total of investments, loans, equity participation commitments and loan commitments. As of March 31, 2018, maximum exposure represents the total of investments and equity participation commitments.

Financial instruments subject to impairment

	(Millions of yen)
	As of March 31, 2019		As of March 31, 2018
	Carrying amount	Maximum exposure	Carrying amount	Maximum exposure
Securities *[2]	84,087	84,087	208,385	307,283
Loans and other receivables *[3]	13,298,146	14,733,454	13,452,950	15,118,422
Financial guarantee contracts *[4]	75,346	2,666,621	72,285	2,452,171

*[2]	As of March 31, 2019, maximum exposure represents the amounts of investments. As of March 31, 2018, maximum exposure represents the total of investments and equity participation commitments.

*[3]	Maximum exposure represents the total of loans and loan commitments.

*[4]	Maximum exposure represents the total of guarantee obligations and guarantee commitments.

The tables above exclude financial instruments whose carrying amounts best represent their maximum exposure to credit risk.

40. Collateral

Financial assets pledged as collateral

JBIC held ¥123,340 million and ¥141,180 million in cash collateral for derivatives transactions as of March 31, 2019 and 2018, respectively, which was included in “Other assets” in the consolidated statement of financial position. The general collateral in respect of bonds payable is described in Note 18 “Bonds Payable.”

Collateral and other credit enhancements

JBIC obtains collateral, such as financial assets and real estate, and utilizes guarantees to strengthen loan recovery and minimize the credit risk. JBIC also obtains collateral, such as movable property, for credit enhancement purposes in order to minimize the credit risk in relation to the financial guarantee contracts.

The JBIC’s policies regarding collateral have not significantly changed during the reporting period and there has been no significant change in the overall quality of the collateral held by JBIC since the prior period.

A portion of the JBIC Group’s financial assets are fully covered by collateral, which results in no loss allowance being recognized in accordance with the JBIC Group’s expected credit loss model. The carrying amount of such financial assets was ¥2,899,346 million as of March 31, 2019.

The following tables present financial effects of collateral and other credit enhancements in respect of credit-impaired loans and loans measured at FVPL which the impairment requirements in IFRS 9 are not applied as of March 31, 2019 and 2018. If the value of the collateral exceeds the carrying amount of the loan, the maximum amount of collateral is limited to the carrying amount of the corresponding loan.

	(Millions of yen)
	As of March 31, 2019	As of March 31, 2018
Credit-impaired loans and other receivables	48,627	63,088
Loans and other receivables measured at FVPL	198,309	—

41. Concentration of Credit Risk

The following tables present the analysis of the concentration of credit risk in respect of loans and other receivables by borrowers’ key characteristics as of March 31, 2019 and 2018:

Analysis of loans and other receivables by borrowers’ credit grade as of March 31, 2019;

	(Millions of yen)
	As of March 31, 2019
	ECL staging			Total
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL
Sovereign
Credit grade
S to BB3	175,568	—	—	175,568
B1 to C	231,605	—	—	231,605
D to F	1,091	—	124,838	125,929

Total sovereign	408,265	—	124,838	533,103

Allowance for loan losses	(1,961)	—	(4,042)	(6,003)

Non-sovereign
Credit grade
S to BB3	10,001,440	—	—	10,001,440
B1 to C	1,416,319	1,175,406	—	2,591,726
D to F	—	—	388,487	388,487

Total non-sovereign	11,417,759	1,175,406	388,487	12,981,654

Allowance for loan losses	(6,376)	(11,693)	(192,537)	(210,607)

Total loans and other receivables	11,817,686	1,163,713	316,746	13,298,146

Analysis of loans and other receivables by borrowers’ geographic area and industry as of March 31, 2019;

		(Millions of yen)
		As of March 31, 2019
		ECL staging			Total
		Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL
Sovereign
Asia and Oceania		295,359	—	45,993	341,352
Europe, the Middle East, and Africa		103,310	—	10,832	114,143
North America and Latin America		9,594	—	68,012	77,607

Total sovereign		408,265	—	124,838	533,103

Allowance for loan losses		(1,961)	—	(4,042)	(6,003)

Non-sovereign
Manufacturing industry		1,760,796	125,828	118,250	2,004,874
Mining industry		2,007,604	882,376	—	2,889,981
Electricity, gas, heat supply, and water industry		2,146,786	122,726	13,707	2,283,220
Transport industry		687,770	23,918	33,551	745,240
Wholesale and retail industry		585,561	—	4,775	590,337
Finance and insurance industry		3,474,688	10,698	218,040	3,703,427
Other		754,550	9,858	162	764,571

Total non-sovereign		11,417,759	1,175,406	388,487	12,981,654

Allowance for loan losses		(6,376)	(11,693)	(192,537)	(210,607)

Total loans and other receivables		11,817,686	1,163,713	316,746	13,298,146

Analysis of loans and other receivables by borrowers’ geographic area and industry as of March 31, 2018;
	(Millions of yen)
	As of March 31, 2018
	Neither past due nor impaired			Past due and impaired*	Total
	Normal	Borrowers needing attention	Subtotal
Sovereign
Asia and Oceania	357,257	—	357,257	49,868	407,126
Europe, the Middle East, and Africa	129,901	—	129,901	13,199	143,100
North America and Latin America	13,895	—	13,895	40,262	54,158

Total sovereign	501,055	—	501,055	103,329	604,384

Non-sovereign
Manufacturing industry	1,434,056	220,103	1,654,159	111,003	1,765,163
Mining industry	1,929,665	967,323	2,896,989	—	2,896,989
Electricity, gas, heat supply, and water industry	2,058,873	127,549	2,186,422	10,928	2,197,350
Transport industry	569,252	87,763	657,015	42,146	699,162
Wholesale and retail industry	639,109	1,518	640,627	26,210	666,838
Finance and insurance industry	3,887,442	12,278	3,899,720	203,952	4,103,673
Other	687,743	13,459	701,203	187	701,391

Total non-sovereign	11,206,142	1,429,997	12,636,139	394,429	13,030,568

Total sovereign and non-sovereign	11,707,197	1,429,997	13,137,195	497,758	13,634,953

Allowance for loan losses					(182,003)

Total loans and other receivables					13,452,950

There were no loans and other receivables that were past due but not impaired as of March 31, 2018.

The following tables present an analysis of the concentration of credit risk in respect of financial guarantee contracts by the guaranteed parties’ key characteristics as of March 31, 2019 and 2018:

Analysis of financial guarantee contracts by guaranteed parties’ credit grade as of March 31, 2019;

	(Millions of yen)
	As of March 31, 2019
	ECL staging			Total
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL
Sovereign
Credit grade
S to BB3	19,714	—	—	19,714
B1 to C	10,679	—	—	10,679
D to F	—	—	—	—

Total sovereign	30,394	—	—	30,394

Non-sovereign
Credit grade
S to BB3	42,127	—	—	42,127
B1 to C	—	1,083	—	1,083
D to F	—	—	1,741	1,741

Total non-sovereign	42,127	1,083	1,741	44,951

Total financial guarantee contracts	72,521	1,083	1,741	75,346

Analysis of financial guarantee contracts by guaranteed parties’ geographic area and industry as of March 31, 2019;

	(Millions of yen)
	As of March 31, 2019
	ECL staging			Total
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL
Sovereign
Asia and Oceania	9,272	—	—	9,272
Europe, the Middle East, and Africa	18,544	—	—	18,544
North America and Latin America	2,577	—	—	2,577

Total sovereign	30,394	—	—	30,394

Non-sovereign
Manufacturing industry	43	—	1,741	1,784
Mining industry	14,635	—	—	14,635
Electricity, gas, heat supply, and water industry	20,912	1,083	—	21,995
Transport industry	3,521	—	—	3,521
Finance and insurance industry	1,515	—	—	1,515
Other	1,498	—	—	1,498

Total non-sovereign	42,127	1,083	1,741	44,951

Total financial guarantee contracts	72,521	1,083	1,741	75,346

Analysis of financial guarantee contracts by guaranteed parties’ geographic area and industry as of March 31, 2018;

(Millions of yen)
As of March 31, 2018
Sovereign
Asia and Oceania	9,954
Europe, the Middle East, and Africa	23,133
North America and Latin America	4,362

Total sovereign	37,450

Non-sovereign
Manufacturing industry	2,067
Mining industry	16,890
Electricity, gas, heat supply, and water industry	8,616
Transport industry	3,728
Finance and insurance industry	2,026
Other	1,505

Total non-sovereign	34,835

Total financial guarantee contracts	72,285

42. Exercise of Rights to Obtain Collateral or Other Credit Enhancements

The JBIC Group did not obtain any financial or non-financial assets through exercise of rights to collateral or other credit enhancements.

43. Market Risk and Liquidity Risk

Market risk is the risk that the value of assets and liabilities (including off-balance-sheet items) will fluctuate and losses will be incurred, or profits derived from assets and liabilities (including off-balance-sheet items) will fluctuate and losses will be incurred, due to changes in various market risk factors, such as interest rates and foreign exchange rates.

The market risk borne by JBIC mainly consists of foreign exchange risk and interest rate risk, and JBIC may suffer losses from these risks due to fluctuations in the markets, such as market turmoil. These risks are hedged, in principle, by interest rate swaps, currency swaps, and forward foreign exchange contracts.

Liquidity risk is the risk that losses will be incurred as a result of difficulties in obtaining the funds necessary due to a maturity mismatch between financing and funding, or unexpected outflow of funds, or being forced to fund at an interest rate significantly higher than that under normal circumstances (funding risk). It is also the risk that losses will be incurred from being unable to conduct market transactions due to market turmoil or being forced to transact at far more unfavorable prices than those under normal circumstances (market liquidity risk).

Long-term and stable funds, such as fiscal loan funds, government-guaranteed bonds and FILP agency bonds, are secured to finance JBIC. Deposits are not accepted. Therefore, JBIC considers liquidity risk to be limited. However, financing costs could increase due to market turmoil and unexpected events.

Overview of market risk and liquidity risk management

i.	Market risk management

JBIC manages foreign exchange risk and interest rate risk through its ALM. Market risk management protocols contain detailed stipulations in respect of risk management methods and procedures, and JBIC established an ALM Committee to assess and confirm the execution of ALM, and to discuss future responses to market risk. In addition, JBIC assesses and monitors the interest rate and terms of financial assets and liabilities in detail through a gap analysis and an interest rate sensitivity analysis as well as Value at Risk (“VaR”). The results are reported to the ALM Committee on a regular basis.

The basic policy for managing foreign exchange risk and interest rate risk at JBIC is described below:

a.	Foreign exchange risk

Foreign currency-denominated loans conducted in the JBIC Group involve risks related to exchange rate fluctuations. The JBIC Group has a consistent policy of managing this risk by fully hedging this risk exposure through the use of currency swaps and forward foreign exchange contracts. Furthermore, a portion of the foreign exchange risk arising from investments in affiliates denominated in foreign currencies is hedged using forward foreign exchange contracts as hedging instruments.

b.	Interest rate risk

Interest rate risk arises from exposure to market interest rate fluctuations for yen-denominated loan and foreign currency-denominated loan operations and the policy for managing interest rate risk is described below.

(i)	Yen-denominated loan operations

Yen-denominated loan operations are managed based on fixed interest rates by matching the maturities of the loans and funds. As a result, JBIC’s exposure to interest rate risk is limited. For any loan operations that are significantly impacted by interest rate fluctuations, JBIC hedges the interest rate risk through hedging instruments, such as swaps.

(ii)	Foreign currency-denominated loan operations

For foreign currency-denominated loan operations, interest rate risk is hedged through the application of a consistent policy of using interest rate swaps and managing the funds with floating interest rates for both loans and related funding arrangements.

c.	Status of market risk

JBIC only maintains a banking book and does not have financial instruments in a trading book. While in principle JBIC holds derivatives only for hedging purposes, stated previously, market risk is measured in order to assess potential risk exposures. The following represents the market risk exposure (VaR) as of March 31, 2019 and 2018. JBIC measures market risk (VaR) by taking into account the degree of correlation between interest rate risk and foreign exchange risk.

Risk management using VaR

VaR is a market risk measure that assesses the maximum possible fluctuation of gains or losses in fair values that could occur after a certain period of time (“holding period”) based on historical market movements of interest rates or exchange rates, etc., over a specific period in the past (or observation period) within a given probability (confidence interval), that is derived statistically by employing the theory of probability distribution.

The measurement assumes historical market trends and the theory of probability distribution. However, bearing in mind that future market trends could deviate from these assumptions, JBIC validates the effectiveness of its market risk measurements using the VaR model by back-testing, which cross-checks the measured VaR against the actual gains or losses. In addition, a stress test, which goes beyond the probability distribution of historical market movements, is carried out in order to capture risks from various perspectives.

The following points should generally be noted in measuring VaR

•	VaR will differ depending on the choice of confidence interval, holding period, and observation period;

•

VaR indicates the maximum fluctuation of gains or losses in fair values at the time of measurement. In practice, the actual results at a point in the future may differ from the VaR calculation due to changes in the assumptions caused by market movements during the holding period; and

•

VaR indicates the maximum value based on specific assumptions. As such, when utilizing VaR as a risk management measure, it is imperative to keep in mind that VaR may underestimate the potential losses.

The table below provides VaR calculated as of March 31, 2019 and 2018.

	(Billions of yen)
	As of March 31, 2019	As of March 31, 2018
VaR	158.6	159.4

JBIC calculated VaR based on a historical model. The calculation is based on a 99% confidence interval, a one-year holding period and a five-year observations period.

ii.	Liquidity risk management

Long-term and stable funds, such as fiscal loan funds, government-guaranteed bonds and FILP agency bonds, are used to finance these operations and deposits are not accepted.

Cash flows are assessed and proper measures, including establishing overdraft facility accounts with multiple private sector financial institutions, are taken to maintain daily cash flows for proper risk management.

44. Maturity Analysis of Financial Liabilities

The following tables present the amounts of financial liabilities by contractual maturity based on undiscounted contractual cash flows as of March 31, 2019 and 2018.

For financial liabilities, payments related to financial guarantee contracts are made when all the relevant contractual requirements for payment are met. Accordingly, total guarantee amounts do not indicate the settlement amounts. Financial guarantee contracts represent the total of guarantee obligations and guarantee commitments.

For off-balance-sheet items, loan commitments and equity participation commitments are exercised based on the status of the corresponding businesses. Accordingly, total commitment amounts do not indicate the settlement amounts.

	(Millions of yen)
	As of March 31, 2019
	On demand	Not later than one year	Later than one year and not later than three years	Later than three years and not later than five years	Later than five years and not later than seven years	Later than seven years and not later than ten years	Later than ten years	Total
Financial liabilities
Derivative financial instrument liabilities	—	99,564	119,123	198,708	60,595	50,005	19,198	547,196
Borrowings	—	674,725	1,992,829	4,323,015	237,990	620,683	176,087	8,025,332
Bonds payable	—	569,754	1,554,057	1,139,042	601,492	1,277,463	—	5,141,811
Financial guarantee contracts	2,666,621	—	—	—	—	—	—	2,666,621
Off-balance-sheet items
Loan commitments	1,539,647	—	—	—	—	—	—	1,539,647
Equity participation commitments	98,279	—	—	—	—	—	—	98,279

	(Millions of yen)
	As of March 31, 2018
	On demand	Not later than one year	Later than one year and not later than three years	Later than three years and not later than five years	Later than five years and not later than seven years	Later than seven years and not later than ten years	Later than ten years	Total
Financial liabilities
Derivative financial instrument liabilities	—	98,310	144,045	176,425	96,783	50,148	24,640	590,353
Borrowings	—	953,509	2,496,105	4,190,024	593,348	634,901	176,940	9,044,830
Bonds payable	—	779,213	1,442,322	966,393	392,171	1,305,313	—	4,885,414
Financial guarantee contracts	2,452,171	—	—	—	—	—	—	2,452,171
Off-balance-sheet items
Loan commitments	1,665,471	—	—	—	—	—	—	1,665,471
Equity participation commitments	142,575	—	—	—	—	—	—	142,575

45. Related-Party Disclosures

Shares held by the Government

The total number of outstanding shares of JBIC is required to be held, at all times, by the Japanese government (Article 3 of JBIC Act). Accordingly, all the shares outstanding are wholly owned by the Japanese government (the Ministry of Finance). Transactions between JBIC and the Japanese government or entities controlled by the Japanese government were as follows:

Transactions with the Japanese government, which controls JBIC

		(Millions of yen)
		Transactions and transaction amounts					Balance
		Underwriting of capital increase *[1]	Receipt of funds *[2]	Repayment of borrowings	Payment of interest on borrowings	Guarantee of corporate bonds *[3]	Borrowings	Other liabilities (interest payable)
Ministry of Finance (Minister of Finance)	Year ended March 31, 2019	20,100	764,559	1,821,286	156,898	4,413,497	7,574,713	35,397
	Year ended March 31, 2018	82,200	4,808,429	6,004,411	115,370	4,202,610	8,370,758	27,232

*[1]	The underwriting of capital increase represents the increase in capital through shareholder allocation by JBIC at an allocation amount of ¥1 per share.

*[2]

The receipt of funds represents borrowings from the fiscal investment and loan program (FILP) special account and foreign exchange funds special account. FILP interest rates are applied to the borrowings from the FILP, while the interest rates in accordance with the respective agreements related to the foreign exchange funds special account are applied to the borrowings from the foreign exchange funds special account.

*[3]	No guarantee fees have been paid in respect of the guarantee of bonds.

Transactions with entities controlled by the Japanese government

(Millions of yen)
	Transactions	As of March 31, 2019	As of March 31, 2018
Japan International Cooperation Agency (JICA)	Joint obligations	80,000 *1,*[4]	100,000 *1,*[4]
Japan Finance Corporation (JFC)	Joint obligations	20,000 *2,*[4]	152,800 *2,*[4]
	Joint obligations	140,000 *3,*[4]	140,000 *3,*[4]

*[1]

JBIC assumed the obligations of the JBIC bonds in accordance with Article 12 (1) of the Supplementary Provisions of the JBIC Act, and JICA is jointly responsible for the obligations of these bonds in accordance with Article 4 (1) of Supplementary Provisions of the JICA Act. According to Article 4 (2) hereof, all of JICA assets are pledged as general collateral for these joint obligations.

*[2]

JBIC assumed the obligations of the JFC bonds in accordance with Article 12 (1) of Supplementary Provisions of the JBIC Act, and JFC is jointly responsible for the obligations of these bonds in accordance with Article 46-2 (1) of Supplementary Provisions of the JFC Act. According to Article 46-2 (2) hereof, all of JFC’s assets are pledged as general collateral for these joint obligations.

*[3]

JBIC is jointly responsible for the obligations of the JFC bonds in accordance with Article 17 (1) (ii) of Supplementary Provisions of the JBIC Act. In accordance with Article 17 (2) hereof, all of JBIC’s assets are pledged as general collateral for these joint obligations. Accordingly, the creditors of the bonds are entitled to JBIC assets prior to other creditors. The statutory lien is secondary to the general statutory lien under the Civil Code of Japan.

*[4]	No transactions are recognized in the consolidated income statement for these joint obligations.

Remuneration of the JBIC Group’s key management personnel

	(Millions of yen)
	For the year ended March 31, 2019	For the year ended March 31, 2018
Short-term employee benefits	144	123
Post-employment benefits	10	7

Total	154	130

The above represents the remuneration expenses of the members of board of directors of JBIC recognized in the consolidated income statement.

46. Current and Noncurrent Distinction

Carrying amounts expected to be recovered or settled in no more than and more than 12 months after March 31, 2019 and 2018 were as follows:

	(Millions of yen)
	As of March 31, 2019
	No more than 12 months *[1]	More than 12 months *[2]	Total
Assets
Cash and due from banks	1,191,463	—	1,191,463
Derivative financial instrument assets	3,375	141,860	145,235
Financial assets at fair value through profit or loss	36,573	325,390	361,964
Securities	23,498	60,589	84,087
Loans and other receivables	1,630,927	11,667,219	13,298,146
Equity method investments	—	145,834	145,834
Property and equipment	—	27,979	27,979
Other assets	126,379	6,766	133,145

Liabilities
Derivative financial instrument liabilities	12,810	230,536	243,346
Borrowings	521,428	7,053,285	7,574,713
Bonds payable	459,782	4,147,099	4,606,882
Financial guarantee contracts	75,346	—	75,346
Other liabilities	130,499	7,220	137,720

	(Millions of yen)
	As of March 31, 2018
	No more than 12 months *[1]	More than 12 months *[2]	Total
Assets
Cash and due from banks	1,751,287	—	1,751,287
Derivative financial instrument assets	1,981	147,524	149,506
Financial assets at fair value through profit or loss	—	9,204	9,204
Securities	13,771	194,614	208,385
Loans and other receivables	1,531,299	11,921,650	13,452,950
Equity method investments	—	137,078	137,078
Property and equipment	—	28,401	28,401
Other assets	251,573	3,472	255,046

Liabilities
Derivative financial instrument liabilities	47,668	239,761	287,429
Borrowings	809,379	7,561,378	8,370,758
Bonds payable	667,957	3,720,797	4,388,754
Financial guarantee contracts	72,285	—	72,285
Other liabilities	220,943	7,037	227,980

*[1]	Includes demand deposits.

*[2]	Includes amounts with no fixed maturity dates.

47. Events after the Reporting Period

There were no reportable events after the reporting period.